Confidential Treatment Requested

Exhibit 10.8

Platform Services Agreement

dated February 8, 2010

by and between

Envestnet Asset Management, Inc.

and

FundQuest Incorporated

Confidential Treatment Requested

PLATFORM SERVICES AGREEMENT

This Platform Services Agreement (“Agreement”), is entered into as of February 8, 2010 (the “Execution Date”), between Envestnet Asset Management, Inc., a Delaware corporation with its principal office located at 35 East Wacker Drive, Suite 2400, Chicago IL 60601 (“Envestnet”), and FundQuest Incorporated, a Delaware corporation with its principal office located at One Winthrop Square, 5th Floor, Boston MA 02110 (“FundQuest”).

Whereas, FundQuest is a provider of certain investment advisory and money management services (including related platform technology and administrative services) to independent third-party registered investment advisors, banks, insurance companies, or any entity lawfully providing investment advice (each an “FQ Client”) for the provision of advisory services to their mutual clients (“Program Account Owners”), which is typically facilitated by an investment advisor representative (“IAR”);

Whereas, FundQuest wishes to focus more of its resources on the provision of investment advisory and money management services and to utilize the related platform technology and administrative services of Envestnet;

Whereas, Envestnet is a provider of platform technology and administrative services to investment advisors and their clients. As more fully described below, Envestnet’s technology includes both backoffice systems to support the administration of an investment advisor’s business and services that an investment advisor can make available to its clients and their IARs;

Whereas, FundQuest and Envestnet wish to cooperate with each other by combining their services to include both Envestnet providing the platform technology and administrative services (as more fully described below) and for FundQuest’s provision of the investment advisory and money management services to FQ Clients (the “FQ Program”); and

Whereas, as detailed in this Agreement, FundQuest and Envestnet have agreed through the pricing structure described herein to share certain risks and rewards of the FQ Program, which ties Envestnet’s compensation to the success of the FQ Program.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.	TERM

A. The parties agree that the “Effective Date” of this Agreement shall be the date on which Envestnet and FundQuest first activate the FQ Program and commence the provision of the Platform Services, as defined below, to FQ Clients. Upon the activation of the FQ Program, it is the intent of the parties to memorialize the precise date of the Effective Date in an addendum to this Agreement.

The term of this Agreement (the “Term”) shall commence on the Effective Date and shall expire on the seventh (7th) anniversary of the Effective Date, unless earlier terminated in accordance with the terms herein. For the orderly servicing of the FQ

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Clients and Program Account Owners, the parties agree that upon the sixth (6th) anniversary of the Effective Date, they shall begin discussions in good faith to determine whether to renew the Agreement, subject to any adjustments to the terms and conditions herein, including rates and charges, agreed upon by the parties and as described further at Exhibit B hereto. In the event that Envestnet elects not to renew the Agreement, it shall perform all services and meet all requirements described in this Agreement and the Exhibits hereto to FundQuest for a period of one hundred and eighty (180) calendar days and provide the Transfer Services (defined below). Further Envestnet shall provide the necessary assistance and as further detailed at Exhibit A to ensure the orderly transfer of Platform Services to a new service provider chosen by FundQuest. Such assistance (the “Transfer Services” as defined in Exhibit A) shall be for a period of six (6) months (the “Transfer Period”). Except in the cases of Breach (defined below), in the event that FundQuest is unable to conduct such transfer to a new service provider within this six (6) month period, the parties agree to extend the Transfer Period for a reasonable period of time, as agreed upon by the parties; provided, however, that FundQuest is proceeding in good faith.

2.	SCOPE

A.	Transition Services. The parties shall cooperate with each other and shall assist Envestnet in completing the transition of outsourced platform technology and administrative services (as more fully described Exhibit C - Transition Services).

B.	Platform Services. As of the commencement date set forth in Exhibit A, Envestnet shall create multiple FundQuest “enterprises” on the Envestnet technology platform that is configured (using pre-coded styling features) to FundQuest (the “FQ Platform”) to provide FundQuest the platform technology and administrative services described in Exhibit A (“Platform Services”) in accordance with the provisions of this Agreement. For avoidance of doubt, Platform Services shall also include any services, functions and responsibilities not specifically described in Exhibit A but that are required for the proper performance and provision of the Platform Services (and not reasonably classified as a value-added customization or feature requested and agreed to by FundQuest).

C.	FundQuest Commitment. FundQuest shall procure Platform Services from Envestnet for FQ Clients, which shall include: (i) all existing FQ Client accounts serviced by FundQuest on FundQuest’s wealth management technology platform (the “FundQuest Legacy Platform”) as of the Effective Date; and (ii) all new business for such existing FQ Client accounts acquired by FundQuest on or after the Effective Date. Further FundQuest shall have the right, but not the obligation, to procure Platform Services from Envestnet for new client accounts acquired by FundQuest and also for new products for existing FQ Clients.

D.	Initial Platform Services and Changes to the Platform Services.

(i)	The parties agree that Envestnet shall provide the Platform Services for the orderly servicing of accounts currently using the FundQuest Platform.

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(ii)	The parties agree that, from time to time during the Term, FundQuest may request, or Envestnet may propose, that Envestnet implement a change to the Platform Services (each, a “Platform Change”). For the avoidance of doubt, a Platform Change shall be any change to the Platform Services by Envestnet which is not currently covered by this Agreement and which has not previously been agreed by FundQuest and Envestnet. A Platform Change may require an increase or decrease in the fees and expenses and/or an increase or decrease in the work Envestnet is to perform or services Envestnet is to provide, including, without limitation: (a) a change to the scope or functionality of the Platform Services, such as a Platform feature enhancement; (b) the addition of a new program option to the Platform Services; (c) a material change in the prioritization or manner in which Envestnet is performing the Platform Services that causes an increase in cost or development work. For any Platform Changes, the parties shall enter into an addendum to this Agreement specifying the Platform Changes and pricing agreed upon by the parties. Such pricing shall be in line with current market practice. Nothing herein shall require a party to adopt a Platform Change without written addendum signed by both parties. In the event that FundQuest decides not to adopt a Platform Change, Envestnet shall continue providing the same level of Platform Services which has been agreed to with FundQuest and as specified herein.

(iii)	In addition, the parties acknowledge and agree that the occurrence of the following events may require a modification to the Platform Services and/or an increase in time or performance, suspension of any performance standards (each, an “Adjustment Event”), including applicable service levels, and/or an increase or decrease in the fees and expenses: (a) a material change to or deficiency in the information that one party has supplied to the other party; (b) a failure by one party and/or any of its third party providers to perform any of their respective responsibilities under this Agreement in a timely manner; (c) an event that materially changes the service needs or requirements of FundQuest on or after the Effective Date; (d) circumstances beyond the reasonable control of either of the parties, including acts of God or other Force Majeure Events (as defined herein); (e) a change in applicable law or government regulation; or (f) any assumption described in Exhibit A not being fully realized. Any Adjustment Event, and its impact to this Agreement, must be agreed in writing by both parties as an addendum to this Agreement.

(iv)	The parties understand that the mutual recognition of an Adjustment Event may be an area of contention between the parties and agree to attempt to resolve any such dispute in good faith through the informal dispute resolution process provided for in Section 10(b). In asserting an Adjustment Event: (i) the party claiming such event must clearly identify the impact of the Adjustment Event on the increase/decrease of services each party performs in relation to the cost of providing such services; and (ii) such event must have materially changed the cost burden of the party

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claiming an Adjustment Event and cannot be based on cost saving measures of the other party that do not result in a material change to the terms specified herein.

E.	General Assumptions for Platform Services. The terms set forth in this Agreement are based upon information furnished by FundQuest to Envestnet. FundQuest represents that it believes to the best of its knowledge that such information is accurate and complete. However, if any such information should prove to be inaccurate or incomplete in any material respect at any time, this Agreement shall be subject to equitable adjustments, including the fees set forth herein. The parties shall negotiate in good faith to ensure that the pricing is adjusted accordingly. If the description of Platform Services does not conform to FundQuest’s actual requirements, the parties shall negotiate in good faith to ensure that the appropriate adjustment to the terms and conditions herein to conform such description to FundQuest’s actual requirements.

3.	COMPENSATION

A.	Platform Fees. FundQuest shall pay Envestnet all undisputed fees (the “Platform Fees”) in respect of Platform Services (detailed in Exhibit A) at the rates specified in Exhibit B. Envestnet shall calculate program fees and deliver final fee calculations to FundQuest.

B.	Upfront Payment: Envestnet will pay FundQuest an amount as detailed in Exhibit B as payment to induce FundQuest to enter into this Agreement. Such payment may be utilized, at FundQuest’s complete discretion, to facilitate the restructuring of FundQuest or for any other costs associated with this Agreement.

C.	Taxes. In addition to the Platform Fees payable to Envestnet in connection with the Platform Services, FundQuest shall pay any taxes, however designated or levied, based upon such Platform Fees, including, without limitation, state and local sales, use, privilege or excise taxes based on gross revenue, and any taxes or amounts in lieu thereof paid or payable by Envestnet in respect of the foregoing, exclusive, however, of franchise or corporation taxes, real estate taxes and taxes based on the net income of Envestnet. Further, the Platform Fees are inclusive of any applicable local taxes (including, without limitation sales and service taxes) chargeable on equipment, materials, supplies or services acquired by Envestnet for the purposes of providing and performing the Platform Services, which will be paid by Envestnet. FundQuest may, at its expense and by prompt written notice to Envestnet file objections with the appropriate governmental authorities to the payment of any taxes that FundQuest is obligated to pay pursuant to this Section.

D.	Other Payments. FundQuest shall receive a lump sum on an annual basis and a final deferred payment from Envestnet (the “Progress Payments” and “Deferred Payment”) as further described at Exhibit B.

E.	Expenses. In no event shall FundQuest be responsible for any additional expenses

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or additional costs that are not pre-approved in writing by FundQuest.

4.	RESPONSIBILITIES

A.	Cooperation.

(i)	FundQuest shall establish, in coordination and cooperation with Envestnet, appropriate Platform Services priorities for FundQuest and communicate such priorities to Envestnet, including the revalidation and prioritization of requests relating to the Platform Services.

(ii)	FundQuest shall cooperate with Envestnet and assist Envestnet by making available, as reasonably requested by Envestnet, management decisions, information, approvals, acceptances, and access to key decision makers and managerial, administrative and technical personnel, in order that the obligations of Envestnet under this Agreement may be properly and timely performed.

(iii)	FundQuest shall have access to operations management personnel of Envestnet as described in Section 10A to monitor service delivery, identify issues, and determine the parties are working together effectively.

(iv)	Envestnet will train its support staff to provide platform support for the Platform Services provided to FundQuest and shall ensure appropriate service delivery for the benefit of FundQuest and FQ Clients, IARs and Program Account Owners.

(v)	FundQuest shall have the right to monitor the activities of Envestnet in respect of this Agreement. FundQuest shall inspect in a timely manner and review all the Platform Services, reports and output prepared by Envestnet and shall promptly notify Envestnet of any incorrect reports or errors in the Platform Services. FundQuest shall be responsible for the accuracy and completeness of FundQuest’s Data (as defined below). Further, Envestnet shall enable FundQuest to generate reports as agreed upon in Exhibit A. As further detailed in Exhibit A, FundQuest may ask Envestnet to provide regular reporting at different periods as it may reasonably require and as agreed upon by the parties. For any reports not listed in Exhibit A or not generally available as part of Envestnet’s standard platform offering, Envestnet may be required to generate customized reports, at FundQuest’s request, at its standard time and material rates, as mutually agreed to by the parties.

(vi)	FundQuest shall provide Envestnet with all data and information in FundQuest’s possession in the reasonably requested electronic format, as may be necessary or appropriate to enable Envestnet to perform the Platform Services in a timely manner and FundQuest shall otherwise reasonably cooperate with Envestnet in connection therewith.

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B.	Miscellaneous.

(i)	Coordination of Model Administration Services. As further described in Exhibit A, Envestnet shall work with FundQuest to determine the specific portfolio administration policy (the “Portfolio Administration Policy”) for the administration of model investment strategies (“Models”), created by FundQuest or by a third-party investment model strategist (“FQ Model Provider”). FundQuest shall approve and adopt the Portfolio Administration Policy for purposes of FundQuest’s provision of investment advisory services and money management services to FQ Clients. Envestnet will facilitate the placement of trade orders as directed by the Models. FundQuest understands and agrees that Envestnet will not take any action with respect to the Portfolio Administration Policy unless and until FundQuest communicates to Envestnet that FundQuest’s has approved and adopted the Portfolio Administration Policy.

(ii)	Limitation of Envestnet’s Role for Program Account Owners. The parties agree that the Platform Services entail solely the provision of technological, administrative and implementation services to FundQuest in connection with FundQuest’s role as an investment adviser and fiduciary to its Program Account Owners. Envestnet will not possess investment discretion nor otherwise act in an investment advisory or fiduciary capacity to Program Account Owners. Further, Envestnet will not update or rebalance FundQuest models unless such instruction has been sent by FundQuest or a standing instruction of FundQuest has been triggered pursuant to the agreed upon Portfolio Administration Policy (e.g. rebalancing according to a FundQuest-established drift parameter). For the avoidance of doubt, the assets under management and assets under advisory relating to FQ Clients shall be reported by FundQuest and remain the property of FundQuest.

(iii)	As between Envestnet and FundQuest, FundQuest shall be responsible for trade losses to the extent resulting from FundQuest’s or a FQ Model Provider’s failure to properly develop, update or maintain the Models. Envestnet shall promptly bring the Models into line with any correction policies of FundQuest and/or the FQ Model Provider.

(iv)	FundQuest shall not describe the Platform Services provided by Envestnet as involving investment advisory services. FundQuest shall not take any action which might lead a third party (including an FQ Client) to conclude that the Platform Services involve the provision of investment advice.

5.	INTELLECTUAL PROPERTY RIGHTS; CONFIDENTIALITY OBLIGATIONS

A.	Definitions. For purposes of this Agreement, “FundQuest Data” shall mean any data or information of FundQuest, a FQ Client, an IAR, FQ Model Provider or

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Program Account Owner that is provided or transmitted to, or obtained or received by, Envestnet from FundQuest in connection with the performance of its obligations under this Agreement. The parties acknowledge that Envestnet or FundQuest may already possess or rightfully come into possession of duplicate information on any particular FundQuest Client or client of Envestnet, IAR, FQ Model Provider or Program Account Owner through the other party’s other offering of services outside of this Agreement and that such duplicate information, rightfully obtained not in contravention of this Agreement, is not meant be included in the definition of “FQ Data” or data related to Envestnet. “Materials” shall mean, collectively, software, literary works, other works of authorship, specifications, designs, analyses, processes, methodologies, concepts, inventions, know-how, programs, program listings, programming tools, documentation, reports, drawings and work product, whether tangible or intangible. “Software” shall mean the software programs (and all associated modifications, replacements, upgrades, enhancements, documentation, materials and media related thereto) owned by a party or licensed by a party from a third party software vendor and provided or used by such party in connection with the provision or receipt of the Platform Services or the performance such party’s duties or responsibilities under this Agreement. “System” shall mean an interconnected grouping of manual or electronic processes, including equipment, Software and associated attachments, features, accessories, peripherals and cabling, and all additions, modifications, substitutions, upgrades or enhancements to such System.

B.	FundQuest Data. Envestnet is authorized to access and use FundQuest Data solely in connection with its performance of the Platform Services under this Agreement. Upon the termination or expiration of this Agreement, Envestnet shall use commercially reasonable efforts to return to FundQuest or destroy all of the FundQuest Data stored on the Envestnet technology platform, except as such data is required to be maintained by Envestnet by applicable law and/or otherwise in accordance with Section 5G. At the request of FundQuest, upon termination or expiration of this Agreement, Envestnet will certify by an authorized representative of Envestnet that it is in compliance with this Section 5B. Envestnet shall not use FundQuest Data for any purpose other than providing the Platform Services. For the avoidance of doubt this provision shall survive the termination or expiration of this Agreement.

C.	FundQuest Materials. Except as otherwise provided in this Agreement, proprietary Software, Materials and Systems owned or licensed by FundQuest, including all derivative works thereof (collectively, “FundQuest Materials”), shall remain FundQuest’s property. Envestnet shall have no ownership or other right or interest in FundQuest Materials, except for the limited license expressly granted herein. During the term of this Agreement, FundQuest grants to Envestnet a non-exclusive, non-transferable, royalty-free right and license, to access, use, execute, reproduce, display, perform, modify, distribute and create derivative works of FundQuest Materials to the extent necessary or desirable to perform the Platform Services. Envestnet shall use the FundQuest Materials in

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accordance with the parameters set forth in documentation and other reasonable instructions provided by FundQuest. Envestnet shall not sell, copy or distribute (other than as expressly permitted by this Agreement) the FundQuest Materials or make any FundQuest Materials available on any timesharing, service bureau, rental or similar basis. Envestnet shall not modify, copy, disassemble, decompile or reverse engineer the FundQuest Materials nor cause nor permit any third party to do so. Envestnet also shall not reproduce, modify or save (unless retained solely as required by applicable law or regulation or otherwise in accordance with Section 5G) any third party content provided as part of the FundQuest Materials. Except as specifically provided for in this Agreement, this license does not include the right to grant sublicenses or any other right to the FundQuest Materials. All FundQuest Materials, including all rights to licenses shall remain the exclusive property of FundQuest or the relevant third party owner. Envestnet shall have no rights in the FundQuest Materials or documentation, other than the express license granted hereunder. Envestnet shall protect the confidentiality of all information relating to the code, design or logic structure of the FundQuest Materials provided to Envestnet by FundQuest. FundQuest reserves the right to terminate any access to any third party content provided as part of the FundQuest Materials with no penalty to FundQuest if the owner of such third party content discontinues offering such content or restricts FundQuest’s or Envestnet’s access provided, however that if such termination occurs, FundQuest shall immediately notify Envestnet. FundQuest further reserves the right to suspend or terminate access to FundQuest Materials, with no penalty, should FundQuest reasonably believe that the FundQuest Materials are not being used in accordance with this Agreement. For the avoidance of doubt, the use by Envestnet of the FundQuest Materials is restricted for the use and benefit of FQ Clients. FundQuest shall make the FundQuest Materials available to Envestnet in such form and on such media as Envestnet may reasonably request, together with existing documentation. If Envestnet becomes aware of any misuse of the FundQuest Materials, Envestnet will promptly notify FundQuest thereof.

D.	Envestnet Materials. As between the parties, all Software, Systems and related Materials owned or licensed by Envestnet, including all derivative works thereof (collectively, “Envestnet Materials”), shall remain Envestnet’s property. FundQuest shall have no ownership or other right or interest in Envestnet Materials, except for the limited license expressly granted herein. Without limiting the generality of the foregoing, Envestnet Materials shall include any and all deliverables, Software, software development tools, Systems, know-how, methodologies, processes, technologies or algorithms used in providing the Platform Services.

E.	License to Envestnet Materials. During the term of this Agreement, and subject to the terms and conditions set forth herein, Envestnet grants to FundQuest and to FQ Clients a non-exclusive, non-transferable, royalty-free license to use the Envestnet Materials for business purposes only. As contemplated by this Agreement, this license shall extend to any third parties (including, without limitation, consultants and other service providers) to which FundQuest delegates

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or outsources in the course of its business (whether by transferring ownership or otherwise), responsibility for the operation or management or achievement of any business requirements of FundQuest, but only for purposes of performing such FundQuest business requirements on its behalf; provided that Envestnet further reserves the right to suspend or terminate access to Envestnet Materials should Envestnet reasonably believe that the Envestnet Materials are not being used in accordance with this Agreement. FundQuest shall use the Envestnet Materials in accordance with the parameters set forth in documentation and other reasonable written instructions provided by Envestnet. FundQuest shall not sell, copy or distribute (other than as expressly permitted by this Agreement) the Envestnet Materials or make any Envestnet Materials available on any timesharing, service bureau, rental or similar basis, provided that FundQuest may make web pages that are part of the Envestnet Materials available to IARs and FQ Clients for their internal use only and not for re-distribution, provided that such IAR and FQ Client has contractually agreed to substantially similar restrictions as those contained in this Section 5(E). FundQuest, shall not modify, copy, disassemble, decompile or reverse engineer the Envestnet Materials nor cause nor permit any third party to do so. FundQuest also shall not reproduce, modify or save (unless retained solely as required by applicable law or regulation) any third party content provided as a part of the Envestnet Materials. Except as specifically provided for in this Agreement, this license does not include the right to grant sublicenses or any other right to the Envestnet Materials. All Envestnet Materials shall remain the exclusive property of Envestnet or the relevant third party owner. FundQuest shall have no rights in the Envestnet Materials or documentation, other than the express license granted hereunder. FundQuest shall protect the confidentiality of all information relating to the code, design or logic structure of the Envestnet Materials provided to FundQuest by Envestnet. Envestnet reserves the right to terminate access to any third party content provided as part of the Platform Services or the Envestnet Materials, with no penalty to Envestnet, if the owner of such third party content discontinues offering such content or restricts Envestnet’s or FundQuest’s access, provided, however, that if such termination occurs, Envestnet shall immediately notify FundQuest and Envestnet shall use best efforts to promptly replace the discontinued services with replacement content. Notwithstanding the foregoing, Envestnet shall ensure that any such termination shall not present a material adverse condition with respect to the performance, delivery or use of the Platform Services.

F.	Third Party Materials.

(i)

During the Term, FundQuest shall pay all required license, installation, maintenance and upgrade fees with respect to any third party Software or other Materials that FundQuest provides to Envestnet for the exclusive use in offering Platform Services to FQ Clients (“FundQuest Third Party Materials”). FundQuest shall obtain all consents necessary to permit Envestnet to access or operate the FundQuest Third Party Materials and to directly contact the applicable third party vendor to obtain support for the FundQuest Third Party Materials (as applicable), and shall pay all costs

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and expenses associated therewith.

(ii)	Envestnet shall obtain all consents necessary to permit FundQuest to access or operate any third party Software or other Materials that Envestnet uses to provide Platform Services under this Agreement (“Envestnet Third Party Materials”). During the Term, Envestnet shall pay all required license, installation, maintenance and upgrade fees with respect to the Envestnet Third Party Materials or other materials that Envestnet provides to FundQuest. Envestnet Third Party Materials shall be made available to FundQuest in such form and on such media as FundQuest may reasonably request and Envestnet is reasonably able to provide.

(iii)	Nothing contained in this Agreement shall require either party to violate the proprietary rights of any third party in any software.

G.	Confidential Information.

(i)	FundQuest and Envestnet each agree that, with respect to any Confidential Information furnished by the other party, such information shall be kept in strict confidence and shall not be used or disclosed, directly or indirectly, for any purpose other than that for which it was furnished. Such Confidential Information shall include, without limitation, any information contained on a Program Account Owner’s account application, client agreement or other forms and all nonpublic personal information about an FQ Client or an IAR that a party receives from the other party. The foregoing notwithstanding, Confidential Information shall not include any information that (i) was known to the recipient at the time it received the information; (ii) was or became publicly known through no wrongful act of the recipient; (iii) was received from a third party without similar restrictions and without breach of this Agreement; (iv) was developed independently by the recipient; or (v) was approved for release by written authorization. Without limiting the generality of the foregoing, Envestnet acknowledges that FundQuest’s FQ Client list is confidential information and proprietary to FundQuest; the FQ Client list may not be used, disclosed or distributed by Envestnet, internally or to any third party, for any reason other than in connection with the Platform Services provided hereunder. Unless prohibited by applicable law or regulation, any such disclosure shall be only on the prior written authorization of FundQuest.

(ii)	Restrictions. Each party agrees that with respect to any Confidential Information that is disclosed by the disclosing party to the receiving party that, except as expressly specified in this Agreement, the receiving party of such Confidential Information shall:

A.	keep such Confidential Information in strict confidence;

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B.	not disclose any such Confidential Information to any person outside that party’s business organization (except to subcontractors permitted under this Agreement and to its accountants, auditors, regulators, subcontractors including Envestnet Entities (as defined below) and attorneys, who are all under obligations of confidentiality to such party).

(i) For the avoidance of doubt, in the event that Envestnet uses sub-contractors of any material relationship to this Agreement, Envestnet will provide FundQuest with prior notification; provided that solely for purposes of this sub-section 5G(ii)(b)(i), an Envestnet vendor that does not provide a direct service to FundQuest shall not be considered a “sub-contractor.”

C.	at the request of the disclosing party, use commercially reasonable efforts to return such Confidential Information to the disclosing party upon the expiration or termination of this Agreement, or destroy the same, except as necessary to comply with applicable law.

D.	Notwithstanding the foregoing and provided that the receiving party preserves the confidentiality of any Confidential Information retained, the receiving party shall not be in breach of this Agreement should copies of the Confidential Information be automatically archived in its computer system back-up in accordance with the receiving party’s security and/or disaster recovery procedures and destroyed in accordance with the receiving party’s internal procedures.

The parties shall establish and maintain safeguards against the unauthorized access, destruction, loss, or alteration of Confidential Information in their control which are no less rigorous than those maintained by a party for its own information of a similar nature and in accordance with all applicable law and regulation.

(iii)	Exceptions. Nothing in this Agreement shall limit the ability of a party in possession of the Confidential Information of the other to disclose such Confidential Information, and such party shall have no liability for such disclosure, if such disclosure is (i) required to be made pursuant to law or regulation, government authority, duly authorized subpoena or court order, (ii) required to be made to a court or other tribunal in connection with a dispute or the enforcement of such party’s rights under this Agreement; or (iii) is approved by the prior written consent of the disclosing party.

(iv)

Legal Process. In the event that either party is served with legal process seeking disclosure of Confidential Information of the other party, such receiving party shall provide prompt notice to the disclosing party, unless

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otherwise prevented by operation of law, and give the disclosing party an opportunity to respond prior to such disclosure.

(v)	Equitable Relief. Both parties agree that money damages may not be a sufficient remedy for breach of the confidentiality or proprietary rights provisions of this Agreement, and therefore each party shall be entitled to seek injunctive relief in the event of such a breach.

For the avoidance of doubt this Section 5(G), “Confidential Information”, shall survive termination or expiration of this Agreement.

H.	Regulation S-P. The parties acknowledge that financial institutions are subject to certain laws and regulations regarding the privacy and protection of consumer information, and that any receipt or use of personal information by the parties is also subject to compliance with such laws and regulations. Accordingly, the parties agree that any Nonpublic Personal Information, as defined in Section 248.3(t) of Regulation S-P, received from either party shall be subject to the limitations on redisclosure and reuse set forth in Section 248.11 of such Regulation. In addition, the parties acknowledge that they have adopted policies and procedures that address administrative, technical and physical safeguards that are reasonably designed to insure the security and confidentiality of the information, protecting against any anticipated threats or unauthorized access to or use of such information.

I.	If any part of any Platform Services (including, without limitation, any Envestnet Materials or Envestnet Third Party Materials) becomes the subject of a third party claim or litigation regarding infringement, violation or misappropriation of intellectual property rights, Envestnet will at its sole cost and expense:

(i)	modify such materials to make them non-infringing or cure any claimed violation or misappropriation of a third party’s intellectual property rights, provided that such modification or cure does not adversely impact the Platform Services;

(ii)	procure for FundQuest the right to continue using such materials; or

(iii)	replace such materials with substantially equivalent materials that are non-infringing or that are free of the claimed misuse of such third party intellectual property rights.

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS

A.	FundQuest Representations and Warranties. FundQuest represents, warrants and covenants the following:

(i)	FundQuest is, and shall remain throughout the Term of this Agreement an investment advisor registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and notice filed in each state or other

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jurisdiction where registration or such filings are required to be made. If necessary, FundQuest has made all notice filings and paid all fees, if any, under applicable state securities laws as its current activities require it to make or pay. FundQuest shall obtain or maintain all such registrations, file all such notices and pay all such fees, if any, for as long as required under applicable law. FundQuest shall promptly notify Envestnet if it does not continue to be registered as an investment advisor with the US Securities and Exchange Commission (the “SEC”) and/or other state or jurisdiction where registration is required.

(ii)	FundQuest shall comply with all of the federal and state securities laws and rules that are applicable to FundQuest.

(iii)	FundQuest acknowledges and agrees that the Platform Services provided by Envestnet under this Agreement are administrative and technological in nature and that Envestnet is not providing investment advice, or otherwise acting in an investment advisory capacity, to the FQ Clients or Program Account Owners.

(iv)	As between FundQuest and Envestnet, FundQuest shall at all times remain responsible and liable for obligations, roles and responsibilities designated to FundQuest under this Agreement, including all Exhibits, notwithstanding the fact that some of the obligations, roles and/or responsibilities have been further delegated to IARs, FQ Model Providers, Program Account Owners, third party sub-advisors (“Separate Account Managers”) and/or FQ Clients.

(v)	FundQuest acknowledges and agrees that it shall maintain valid contracts with its IARs, FQ Model Providers, Separate Account Managers, Program Account Owners and FQ Clients and that Envestnet shall have no contractual relationship with such FQ Clients, IARs, Separate Account Managers, Program Account Owners or FQ Model Providers with respect to the Platform Services. Subject to this Agreement, FundQuest further acknowledges and agrees that Envestnet will not possess investment discretion nor act in a fiduciary capacity with respect to Program Account Owners.

(vi)	FundQuest has the full power and authority to execute and perform this Agreement, and the execution and performance of this Agreement by FundQuest does not violate any law, agreement, court order, regulation, restriction, or obligation to which FundQuest is a party or by which it is otherwise bound. When executed by a duly authorized officer, this Agreement shall be enforceable against FundQuest in accordance with its terms.

(vii)	FundQuest has delivered to Envestnet a copy of its current Form ADV Parts I & II (“Form ADV”). As of the Effective Date, all amendments to

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Form ADV which are legally required have been made and filed with the SEC and/or applicable state securities law agencies. FundQuest agrees to amend its Form ADV to disclose the relationship created by this Agreement, if any such amendment is necessary.

(viii)	FundQuest shall promptly notify Envestnet upon the occurrence of any event of which it has actual knowledge that such event will (or is reasonably likely to) disqualify or prevent FundQuest from performing its duties under this Agreement.

(ix)	Neither FundQuest, nor any employee of FundQuest who now or at any time during the term of this Agreement shall provide investment advisory services on behalf of FundQuest, (i) are subject to any order of the SEC issued under Section 203(f) of the Advisers Act; (ii) have been convicted within the previous ten years of any felony or misdemeanor involving conduct described in section 203(e)(2)(A)-(D) of the Advisers Act; (iii) have been found by the SEC to have engaged, or have been convicted of engaging, in any of the conduct specified in paragraphs (1), (5) or (6) of Section 203(e) of the Advisers Act; and (iv) are subject to any order, judgment or decree described in Section 203(e)(4) of the Advisers Act. FundQuest agrees to notify Envestnet, unless prohibited by applicable laws and/or regulations, on becoming aware that the representation in this Section (ix) fails to be correct for any reason.

(x)	Neither the FundQuest Materials nor FundQuest Data infringe upon the intellectual property rights of any third party. To the best of FundQuest’s knowledge the FundQuest Third Party Materials do not and shall not infringe upon or misappropriate the intellectual property rights of any third party. Notwithstanding the foregoing, while FundQuest has and/or will obtain binding representations from third-party providers that Materials provided to FundQuest by a third party provider for inclusion in the FundQuest Materials or the FundQuest Data do not infringe upon the intellectual property rights of any third party, FundQuest makes no representation and provides no warranty that any Materials (including, without limitation, FundQuest Third Party Materials) provided to FundQuest by a third party provider for inclusion in the FundQuest Materials or the FundQuest Data does not infringe upon the intellectual property rights of any third party.

(xi)	The FundQuest Data and FundQuest Materials are true and accurate and may be relied upon by Envestnet in providing the Platform Services hereunder. FundQuest shall obtain necessary licenses and permissions to allow Envestnet to use the FundQuest Materials as contemplated in this Agreement.

Confidential Treatment Requested

B.	Envestnet Representations and Warranties. Envestnet represents, warrants and covenants the following:

(i)	Envestnet shall comply with all of the U.S. federal and state securities laws and rules that are applicable to Envestnet by virtue of the activities contemplated by this Agreement and will ensure that the provision of Platform Services will be lawful and permitted under the applicable laws and regulations of each U.S. federal or state jurisdiction from which and to which the Platform Services will be provided. Further, Envestnet represents that no employee of Envestnet has been subject to any investigation of SEC or the Financial Industry Regulatory Authority (“FINRA”) or sanctioned by SEC or FINRA. Envestnet agrees to notify FundQuest, unless prohibited by applicable laws and/or regulations, on becoming aware that this representation fails to be correct for any reason. Provided FundQuest complies with its obligations under this Agreement, Envestnet’s performance of its obligations and the Platform Services shall not cause FundQuest to be in violation of any applicable law or regulation.

(ii)	Envestnet has the full power and authority to execute and perform this Agreement, and the execution and performance of this Agreement by Envestnet shall not violate any law or agreement to which Envestnet is a party or by which it is otherwise bound. When executed by a duly authorized officer, this Agreement shall be enforceable against Envestnet in accordance with its terms.

(iii)	Envestnet shall promptly notify FundQuest upon the occurrence of any event of which it has actual knowledge that such event will (or is reasonably likely to) disqualify or prevent Envestnet from performing its duties under this Agreement or that will materially affect the provision of the Platform Services.

(iv)	The performance of Envestnet’s obligations hereunder, the Envestnet Materials the Platform Services and (to the best of Envestnet’s knowledge) the Envestnet Third Party Materials do not and shall not infringe upon or misappropriate the intellectual property rights of any third party. Notwithstanding the foregoing, while Envestnet has and/or will obtain binding representations from third-party providers that Materials provided to Envestnet by a third party provider for inclusion in the Envestnet Materials do not infringe upon the intellectual property rights of any third party, Envestnet makes no representation and provides no warranty that any Materials provided to Envestnet by a third party provider (including, without limitation, Envestnet Third Party Materials) for inclusion in the Envestnet Materials does not infringe upon the intellectual property rights of any third party.

(v)	Envestnet Materials, are and will be true and accurate and may be relied upon by FundQuest and FQ Clients or IARs; however, Envestnet provides

Confidential Treatment Requested

no guarantee of accuracy or warranty for third-party Materials reproduced on Envestnet’s web site or on any private-labeled web sites hosted by Envestnet. Envestnet shall obtain and maintain necessary licenses, consents and permissions to provide the Platform Services and allow FundQuest to use the Envestnet Materials as contemplated in this Agreement.

(vi)	Envestnet may perform the Platform Services with personnel of Envestnet or any of its affiliates (collectively, “Envestnet Entities”) or with subcontractors of Envestnet Entities. Prior to launch of the Program and during any FundQuest audit, inspection and review of Envestnet, Envestnet and FundQuest shall discuss any subcontractors engaged to provide a material part of the Platform Services or that will have access to FundQuest Confidential Information. If at any time FundQuest reasonably objects to any such subcontractor, Envestnet and FundQuest shall meet in good faith to discuss and attempt to resolve such concerns. Envestnet shall promptly remove (allowing for due consideration for minimizing the disruption to the ongoing provision of the Platform Services) such subcontractor from performing any part of the Platform Services (and shall replace such subcontractor with a suitable replacement) in the event that such subcontractor is reasonably deemed unacceptable by the BNP Paribas Group. Such objection shall only be made in good faith and for cause. Envestnet shall be solely responsible for the performance of the Platform Services and for all of the other liabilities and obligations of Envestnet under this Agreement, including the Exhibits hereto whether or not performed, in whole or part, by Envestnet, any other Envestnet Entity, or any subcontractor of any Envestnet Entity.

(vii)	Envestnet will provide the Platform Services in accordance with: (a) Section 7 of Exhibit A (Service Level Agreements); (b) reasonable skill and care; and (c) the terms of this Agreement (as may be amended from time to time by agreement of the parties).

(viii)	Envestnet will (a) perform its obligations in a timely manner; (b) cooperate with FundQuest and its personnel and subcontractors where necessary for the performance of such obligations; and (c) devote such attention and skill as may be reasonably necessary for the proper and efficient performance of its obligations under this Agreement.

(ix)	The Platform Services, Envestnet Materials and (to Envestnet’s best knowledge) the Envestnet Third Party Materials do not and will not contain any virus, lockup program or device or malicious code (including, without limitation, code that would permit Envestnet or any third party to access, disable or impair the Platform Services or any FundQuest Materials or FundQuest Third Party Materials) (collectively “Malicious Code”), and Envestnet will not allow its or its subcontractors’ personnel to intentionally or unintentionally install any Malicious Code or any other

Confidential Treatment Requested

program or device which in any manner (other than the standard, industry-practice control mechanisms Envestnet reasonably has in place to control its web-site and software access) interferes with FundQuest’s systems or its use and/or ownership of its software or intellectual property rights and/or restricts FundQuest from accessing its data files or in any way interferes with the transaction of FundQuest’s business.

C.	Security and Data. Envestnet shall use all commercially reasonable efforts to provide accurate and fit for purpose data security and systems security which includes system level access security measures and data-level access security measures. Envestnet shall actively maintain security of the private label web pages through a combination of application level preventative checks and web-site exposure prevention. Envestnet shall use commercially reasonable efforts to ensure that all relevant data on Envestnet’s web server or other relevant computer systems relating to the Platform Services provided hereunder are backed up on a regular basis. At any time, FundQuest may submit a written request for a copy of the FundQuest Data. Following receipt of such request, Envestnet shall send FundQuest a copy of FundQuest Data stored on the FQ Platform. Without relieving FundQuest’s requirement to maintain all books and records in accordance with the Securities Exchange Act of 1934, as amended, or by the Investment Advisers Act of 1940, as amended, and any other applicable regulations, in the event there are any periods of time during the provision of Platform Services where FundQuest does not have a complete set of any records generated or received by Envestnet in performing the Platform Services and that are required under Rule 204-2 of the rules promulgated under the Advisers Act (including, without limitation, emails and written correspondence, trade tickets, error runs, journals, ledgers, FundQuest Data, etc.), Envestnet shall reasonably assist FundQuest by providing FundQuest with such records, as required by FundQuest, then in Envestnet’s possession.

D.	Rule 3a-4. FundQuest agrees to structure its advisory services to FQ Clients in order to satisfy the conditions of the safe harbor afforded by Rule 3a-4 under the Investment Company Act of 1940, as amended (the “Investment Company Act”). FundQuest acknowledges and agrees that it is a “sponsor” within the meaning of the rule. The parties acknowledge and agree that with respect to all securities and funds in the FQ Client’s account(s), each FQ Client shall retain, to the same extent as if the FQ Client held the securities and funds in the account(s) outside of the advisory programs, the right to: (i) withdraw securities or cash, (ii) vote securities, or delegate the authority to vote securities to another person; (iii) receive in a timely manner from the custodian and/or the executing broker, a written confirmation or other notification of each securities transaction, and all other documents required by law to be provided to security holders; and (iv) proceed directly as a security holder against the issuer of any security in the FQ Client’s account(s) and not be obligated to join any other party or entity involved in the operation of the program, or any other FQ Client, as a condition precedent to initiating such proceeding.

Confidential Treatment Requested

E.	Disclaimers.

(i) FUNDQUEST UNDERSTANDS THAT ENVESTNET IS PERFORMING THE PLATFORM SERVICES HEREUNDER IN RELATION TO DATA THAT HAVE BEEN PRODUCED BY FUNDQUEST, OR SUPPLIED TO FUNDQUEST BY THIRD PARTIES, THE ACCURACY AND COMPLETENESS OF WHICH ENVESTNET HAS NO RESPONSIBILITY WITH RESPECT TO SUCH DATA AS DELIVERED TO ENVESTNET. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE ENVESTNET MATERIALS, SOFTWARE AND SYSTEMS ARE PROVIDED ON AN “AS IS” BASIS. EXCEPT AS EXPRESSLY PROVIDED HEREIN, ENVESTNET DISCLAIMS ALL WARRANTIES AS TO THE ENVESTNET MATERIALS, SOFTWARE AND SYSTEMS, EXPRESS OR IMPLIED. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ENVESTNET MAKES NO REPRESENTATION OR WARRANTY THAT ANY THIRD PARTY MATERIALS OR CONTENT (SUCH AS DIRECT DATA FEEDS AND THIRD-PARTY CONTENT POSTED ON ENVESTNET’S WEB-SITE, BUT NOT INCLUDING THIRD-PARTY MATERIALS MADE FOR ENVESTNET (E.G. WORK MADE FOR HIRE)) BASED UPON ANY THIRD PARTY MATERIALS ENCOMPASSED IN THE PLATFORM SERVICES OR ENVESTNET MATERIALS ARE ACCURATE, COMPLETE, APPROPRIATE, RELIABLE OR TIMELY. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT ENVESTNET MAKES NO REPRESENTATIONS OR WARRANTIES THAT ACCESS TO AND USE OF THE INTERNET WILL BE UNINTERRUPTED OR ERROR-FREE, OR FREE OF VIRUSES, UNAUTHORIZED CODE OR OTHER HARMFUL COMPONENTS.

7.	INDEMNIFICATION

A.	Cross-Indemnity. Each party agrees to indemnify, defend and hold harmless the other party, its officers, directors, employees, agents and affiliates from any and all loss, claim, liability, cost, damage or expense by a third-party, including without limitation, costs of litigation and reasonable attorneys’ fees (collectively “Losses”) arising out of or by reason of any breach of such party’s representations, warranties or covenants under this Agreement, any act or omission by such party which is a violation of applicable statutes, laws or regulations or arising from such party’s negligence or willful misconduct, or the provision or misuse of the Platform Services, FundQuest Materials or Envestnet Materials, or any component thereof by such party.

B.	FundQuest Indemnity. FundQuest agrees to indemnify, defend and hold harmless Envestnet, its officers, directors, employees, agents and affiliates from any Losses arising from (i) its responsibilities as described herein (ii) any claim that the use of FundQuest Materials infringes, violates or misappropriates any patent, copyright, trademark, trade secret or other proprietary right of any third party, whether or not such claim is successful; (iii) the violation of any applicable law,

Confidential Treatment Requested

rule, or regulation by FundQuest, its affiliates and/or their officers, directors, personnel or other representatives; (iv) any act or omission of FundQuest where a duty was owed which results in the breach by Envestnet of its respective obligations to any of its regulators; (v) the breach by FundQuest, and/or its officers, directors, personnel and/or other representatives of the confidentiality or data protection obligations contained in this Agreement; (vi) claims against Envestnet for benefits and/or compensation by FundQuest or subcontractor personnel (including, without limitation that any such personnel should be treated as an employee of Envestnet); (vii) the acts or omissions of FundQuest or its subcontractors where a duty was owed in their respective capacities; (viii) any claim by FundQuest’s subcontractors or suppliers; or (ix) any act or omission of FundQuest where a duty was owed which results in Losses to any FQ Client, Program Account Owners or IAR, except to the extent such Loss is as a result of the negligence, willful misconduct or fraud of Envestnet or any subcontractor or of any Envestnet Entity.

C.	Envestnet Indemnity. Envestnet agrees to indemnify, defend and hold harmless FundQuest, its officers, directors, employees, agents and affiliates from any Losses arising from: (i) its responsibilities as described herein (ii) any claim that performance of the Platform Services or the use of Envestnet Materials infringes, violates or misappropriates any patent, copyright, trademark, trade secret or other proprietary right of any third party, whether or not such claim is successful; (iii) the violation of any applicable law, rule, or regulation by Envestnet, its affiliates and/or their officers, directors, personnel or other representatives; (iv) any act or omission of Envestnet where a duty was owed which results in the breach by FundQuest or its customers of their respective obligations to any of their regulators; (v) the breach by Envestnet, and/or its officers, directors, personnel and/or other representatives of the confidentiality or data protection obligations contained in this Agreement; (vi) claims against FundQuest for benefits and/or compensation by Envestnet or subcontractor personnel (including, without limitation that any such personnel should be treated as an employee of FundQuest); (vii) the acts or omissions of Envestnet or its subcontractors where a duty was owed in their respective capacities; (viii) any claim by Envestnet’s subcontractors or suppliers; or (ix) any act or omission of Envestnet where a duty was owed which results in Losses to any FQ Client, Program Account Owners or IAR, except to the extent such Losses are as a result of negligence willful misconduct or fraud of FundQuest. FundQuest acknowledges that Envestnet makes no guarantee of investment profit nor offers any protection against investment loss using the Platform Services and that all purchases and sales of mutual funds or other securities shall be solely for the account and risk of the Program Account Owners.

D.	These indemnification obligations shall survive termination or expiration of the Agreement.

E.	Procedure. After receipt by a party, its officers, directors, employees, agents or affiliates entitled to indemnification (“indemnified party”) under this Section 7

Confidential Treatment Requested

of notice of the commencement of any action, if a claim in respect thereof is to be made against the other party (“indemnifying party”), the indemnified party shall promptly notify the indemnifying party in writing of the commencement thereof as soon as practicable after the summons or other first written notification giving information of the nature of the claim has been served upon the indemnified party; provided that the failure to so notify the indemnifying party will not relieve the indemnifying party from any liability under this section, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give such notice. The indemnifying party, upon the request of the indemnified party, shall retain counsel satisfactory to the indemnified party to represent the indemnified party in the proceeding, and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (1) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (2) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

8.	TERMINATION

A	Breach. If either party should materially fail to fulfill its obligations, representations, warranties or covenants under this Agreement (a “Breach”), the breaching party shall have 60 calendar days to remedy such breach to the reasonable satisfaction of the other party. In the event that the breaching party fails to so remedy such breach, the non-breaching party shall have the right to terminate this Agreement. If the non-breaching party is FundQuest, Envestnet shall be obliged to provide such Transfer Services as described herein and fulfill its obligations for the Transfer Period. If the non-breaching party is Envestnet, Envestnet shall give FundQuest the lesser of (i) six (6) months or (ii) two fiscal quarter endings prior written notice of its decision to terminate this Agreement, and shall provide Transfer Services provided FundQuest pay for such Transfer Services in advance on a monthly basis.

Enhanced Cure Period: Except for breaches involving Envestnet’s willful misconduct or fraud, FundQuest shall allow Envestnet the following enhanced cure period for any Breach FundQuest (the “Enhanced Cure Period”) prior to FundQuest’s right to payment of the Deferred Payment and remaining Progress Payments (as defined in Exhibit B of this Agreement) vesting:

Confidential Treatment Requested

(i) Envestnet shall have sixty (60) days from receipt of such notification to cure a Breach, except that, with respect to any Breach which would otherwise have a sixty (60) day cure period and cannot reasonably be cured within such sixty (60) day period, Envestnet shall (x) institute a plan to cure the Breach to the reasonable satisfaction of FundQuest, (y) notify FundQuest of the terms of the plan, and (z) have such further period of time to cure such Breach as is set forth in the plan and would be required, in the exercise of good faith and all commercially reasonable efforts, in order to cure such Breach; provided, however, that such Envestnet shall, in fact, exercise such good faith and such commercially reasonable efforts to attempt to cure such Breach. Unless otherwise agreed by the parties the Enhanced Cure Period shall not exceed ninety days from original notice of Breach.

B.	Bankruptcy. To the extent permitted by applicable law, either party may terminate this Agreement effective immediately upon giving notification thereof in the event the other party is adjudged insolvent or bankrupt, or upon the institution of any proceeding against the other party seeking relief, reorganization or arrangement under any laws relating to insolvency, or for the making of any assignment for the benefit of creditors, or upon the appointment of a receiver, liquidator or trustee of any of the other party’s property or assets, or upon liquidation, dissolution or winding up of the other party’s business.

C.	Termination for Force Majeure. If Envestnet is excused under Section 11(P) from performance of its obligations representing a system failure where a major function of the platform is non-operational with no reasonably acceptable work around for a continuous period in excess of fifteen (15) days, then FundQuest may terminate this Agreement immediately on service of written notice, without penalty or liability. Termination under this Section 8(C) shall not represent a Breach by either party.

D.	Effect of Termination. Upon termination of this Agreement or the expiration of the Term, Envestnet shall provide to FundQuest reasonable termination assistance requested by FundQuest, as described in Exhibit A (including, without limitation, Transfer Services) to facilitate the orderly transfer of responsibility under this Agreement to FundQuest or its designee. FundQuest shall pay Envestnet reasonable commercial rates to be agreed between the parties for work beyond the scope of the Platform Services for any such termination assistance services in addition to any other fees payable hereunder. FundQuest shall promptly pay Envestnet for all fees and expenses properly incurred under this Agreement, provided that such payment shall not affect any other rights and remedies either party may have under this Agreement. The provisions of this Agreement which give the parties rights beyond termination or expiration of this Agreement shall survive any termination or expiration of this Agreement, including, without limitation, Sections 3, 5, 7, 9, and 11.

9.	LIMITATIONS ON LIABILITY

Confidential Treatment Requested

A.	EXCEPT FOR CLAIMS OF GROSS NEGLIGENCE, WILLFUL MISCONDUCT (AS DEFINED BELOW) AND FRAUD, THE MAXIMUM AGGREGATE LIABILITY OF A PARTY TO THE OTHER PARTY FOR ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT, REGARDLESS OF THE FORM OF ANY SUCH CLAIM, SHALL BE THE LESSER OF (i) THE ACTUAL DAMAGES SUSTAINED BY A PARTY WITH RESPECT TO ANY SUCH CLAIM, OR (ii) THE LIABILITY FEES MULTIPLIED BY SIX (6) (THE “LIABILITY CAP”). FOR PURPOSES OF THIS PROVISION, THE “LIABILITY FEES” ARE EQUAL TO THE TOTAL AMOUNT OF PLATFORM FEES PAYABLE BY FUNDQUEST FOR THE FIRST PAYMENT PERIOD (ONE FISCAL QUARTER) AFTER FUNDQUEST NOTIFIES ENVESTNET IN WRITING THAT FUNDQUEST HAS FULLY ON-BOARDED TO THE ENVESTNET PLATFORM; PROVIDED THAT FOR THE PERIOD PRIOR TO FUNDQUEST HAVING FULLY ON-BOARDED TO THE ENVESTNET PLATFORM, THE LIABILITY FEES SHALL EQUAL THE AVERAGE TOTAL AMOUNT OF PLATFORM FEES PAYABLE BY FUNDQUEST FOR SUCH PERIOD MULTIPLIED BY SIX (6).

B.	IN NO EVENT SHALL ENVESTNET BE LIABLE FOR ANY DAMAGES IN CONNECTION WITH: (A) THIRD PARTY MATERIALS (SUCH AS DIRECT DATA FEEDS AND THIRD-PARTY CONTENT POSTED ON ENVESTNET’S WEB-SITE, BUT NOT INCLUDING THIRD-PARTY MATERIALS MADE FOR ENVESTNET (E.G. WORK MADE FOR HIRE)) ENCOMPASSED IN THE PLATFORM SERVICES OR THE ENVESTNET MATERIALS OR (B) ERRORS RESULTING FROM THE DELIVERY OR TRANSMISSION OF THE PLATFORM SERVICES OR THE ENVESTNET MATERIALS VIA ELECTRONIC COMMUNICATION THAT ARE OUTSIDE ENVESTNET’S CONTROL.

C.	EXCEPT FOR CLAIMS OF GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES. THE MAXIMUM AGGREGATE LIABLE OF ENVESTNET FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES SHALL BE $1,000,000.

D.	Mitigation. Each of the parties shall take commercially reasonable steps to mitigate the other party’s liability.

E.	Application to Affiliates. The limitations and exclusions of Envestnet’s liability hereunder shall apply to FundQuest and all of its affiliates directly or indirectly.

F.	Willful Misconduct. For purpose of this Agreement “Willful Misconduct” shall be defined as a course of action which shows an actual or deliberate intention to cause harm or which, if not intentional, shows an utter indifference to the safety of others or their property.

Confidential Treatment Requested

10.	CONTRACT PERFORMANCE; MANAGEMENT; AND DISPUTE RESOLUTION

A.	Contract Performance. FundQuest shall designate from time to time a management official who by experience and training is able to act as FundQuest’s liaison hereunder (“FundQuest Representative”). The FundQuest Representative shall have overall responsibility for FundQuest’s performance of this Agreement, coordinating the performance of the Platform Services with Envestnet, acting as a day-to-day contact with the representative designated by Envestnet (the “Envestnet Service Delivery Manager”), and for making the data, facilities, resources and other support services from FundQuest reasonably required for Envestnet to be able to perform the Platform Services available to Envestnet in a timely and accurate manner. The Envestnet Service Delivery Manager shall have primary operational responsibility for Envestnet’s performance of the Platform Services, including ensuring that Envestnet shall provide a fit and proper service to FQ Clients. In addition the Envestnet Service Delivery Manager shall have responsibility for all Envestnet personnel and other technical resources used in performing the Platform Services and shall serve as day-to-day contact with the FundQuest Representative. As provided in Section 2(D) above, any material change to the Platform Services must be agreed to by the parties and set forth in writing in an addendum executed by the parties.

B.	Informal Dispute Resolution. During the course of the long-term relationship provided for in this Agreement, disputes, service standards (as described in Exhibit A hereto) controversies or claims may arise between the parties. To minimize the expense to and impact on each party of formally resolving such disputes, controversies and claims, the parties shall first attempt to resolve any controversy or claim arising out of or relating to this Agreement or Platform Services provided by Envestnet pursuant hereto pursuant to good faith discussions between the Envestnet executive and FundQuest executive responsible for the Platform Services.

11.	MISCELLANEOUS

A.	Notices. All notices and other communications hereunder shall be in writing, delivered to the addresses set forth below, and shall be deemed to have been duly given: (i) if sent via facsimile or electronic mail, then upon the date and time of actual receipt; (ii) if mailed first-class, registered or certified mail, return receipt requested, postage prepaid, then upon the date and time return receipt delivery is attempted by the U. S. Postal Service; (iii) if delivered by courier for hand-delivery, then upon the date and time of actual delivery; or (iv) if delivered by overnight U.S. or private mail service, then upon the date and time of actual delivery (with or without recipient signature) by the U.S. Postal Service or private delivery service company, as applicable.

To Envestnet:

Confidential Treatment Requested

Envestnet Asset Management, Inc.

35 E. Wacker Drive, Suite 2400

Chicago, Illinois 60601

Attention: General Counsel

Facsimile Number: (312) 827-2801

To FundQuest:

FundQuest Incorporated

One Winthrop Square, 5th Floor

Boston MA 02110

Attention:

Facsimile Number:

Either party may, by notice to the other, change its address for receiving such notices by giving notice to the other party in the manner provided by this Section.

B.	Binding Nature. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns.

C.	Severability. If any provision of this Agreement, or the application thereof, is determined by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this Agreement shall be interpreted so as best to reasonably effect the intent of the parties. The parties further agree to replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the business purposes and intent of such invalid and unenforceable provisions.

D.	Entire Agreement. This Agreement, all Exhibits and attachments hereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all agreements and understandings, whether written or oral, between FundQuest and Envestnet with respect to the subject matter hereof made prior to the date hereof. There are no representations, warranties, understandings or agreements relating to the subject matter hereof which are not fully expressed in this Agreement. No amendment, modification, waiver or discharge of this Agreement shall be valid unless in writing and signed by an authorized representative of the party against whom such amendment, modification, waiver or discharge is sought to be enforced.

E.

Governing Law, Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the [State of Illinois], without reference to its conflicts of laws rules, and as necessary the laws of the United States. All actions arising under or in connection with this Agreement shall be brought in federal court in the Northern District of Illinois or state court in Chicago, Illinois, and the parties hereby consent to the exclusive jurisdiction of such courts and waive, to the fullest extent permitted by applicable law, the right to make any objection based on venue or inconvenient forum. The parties agree that the

Confidential Treatment Requested

Uniform Computer Information Transactions Act shall not apply to this Agreement.

F.	No Waiver. No waiver or failure to exercise any option, right or privilege under the terms of this Agreement by either of the parties hereto on any occasion or occasions shall be construed to be a waiver of the same on any other occasion or of any other option, right or privilege.

G.	Interpretation. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to Sections or Exhibits shall, unless otherwise provided, refer to Sections hereof or Exhibits attached hereto, all of which Exhibits are incorporated herein by this reference. The word “including” shall be interpreted to introduce one or more examples, not to limit a category of things. This Agreement has been reviewed by competent counsel for each party and shall not be construed against either party based on their relative roles in drafting this Agreement.

H.	Assignment. Neither this Agreement nor any of the rights or duties hereunder may be assigned or otherwise transferred by either party without the other party’s prior written consent. Such consent shall not be unreasonably withheld. Any act which is inconsistent with the terms of this Section shall be null and void ab initio.

I.	Subcontractors. Envestnet may subcontract with third parties for the provision of hardware, software, Materials or Platform Services. Envestnet shall be responsible for payments due to its subcontractors. Envestnet shall remain liable for the acts and omissions of its subcontractors.

J.	Transitioned Employees. Envestnet has committed to make twenty-five employment offers to FundQuest employees. Terms of employment by Envestnet shall be at a minimum on substantially the same terms and conditions as those currently provided to the FundQuest employees, provided that such terms and conditions are at-will employment and within the range of generally accepted industry standards. Employee benefits (e.g. health insurance, retirement plans, etc.) shall be converted to Envestnet corporate standards at Envestnet’s discretion.

FundQuest shall provide Envestnet with a list (constructed in good faith) of available candidates from which Envestnet shall make offers of employment.

K.	Location. Envestnet has committed to opening an office in Boston. For the duration of FundQuest’s current lease obligation, FundQuest shall make available, and Envestnet shall sub-lease, at the lease rates paid by FundQuest during the same period and including all applicable operating expenses and utility charges (subject to Envestnet’s right to review such charges), [*** ] of its office space on the property which FundQuest currently rents for the

[***]	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested

establishment of a separate Envestnet office. Should FundQuest determine to vacate their current leased space prior to the remaining duration of the lease, Envestnet shall agree to vacate its portion of the leased space upon six (6) months notice. Upon vacating the leased space, no further sub-lease payments shall be due from Envestnet.

L.	Terminated Employees. Individual FundQuest employees currently engaged in the performance of the services to be outsourced who are not offered employment by either party shall be deemed “Terminated Employees.” [*** ] Any individual who is offered employment by Envestnet but does not accept the offer shall also be considered a Terminated Employee if not retained by FundQuest.

M.	Non-Solicitation of Employees. Except as expressly provided for in Section 11 J & L, during the Term, and for a period of one (1) year following the expiration of this Agreement, neither party shall solicit for employment directly or indirectly, nor employ, any employee of the other party involved in the performance of its respective obligations under this Agreement without the prior written consent of the other party. The Parties acknowledge that the breach of this Section 11.M shall give rise to irreparable injury to the other that cannot adequately be compensated in damages. Accordingly, the Parties agree that injunctive relief shall be an appropriate remedy to prevent violation of each party’s rights and/or obligations under this Section. Notwithstanding the foregoing, this provision shall not preclude a party from hiring any such employee who (i) initiates discussions regarding employment without any prior direct solicitations by a party, (ii) responds to a public announcement or advertisement placed by a party or (iii) has been terminated by a party prior to commencement of employment discussions with the other party.

N.	Covenant Not To Solicit FQ Clients. Envestnet agrees that without the prior written consent of FundQuest, during the Term of this Agreement (including, without limitation, the Transfer Period), Envestnet shall not solicit any FQ Client for the purpose of providing any services or programs (e.g. Mutual Fund Wrap Programs, Rep as Portfolio Manager Programs, Separately Managed Accounts Programs and Unified Managed Account Programs, as described in Exhibit B) that such FQ Client is then receiving from FundQuest through the FundQuest Program. The foregoing shall not prohibit Envestnet from soliciting existing Envestnet clients (e.g. investment advisor or financial intermediary) that are also FQ Clients for the provision of services or programs. This Section 11 N shall not restrict Envestnet from rendering any services to any Program Account Owner introduced to Envestnet by another investment advisor or other financial intermediary provided that Envestnet did not disclose the identity of the Program Account Owner to such investment advisor or financial intermediary.

O.	Internet. The Terms and Conditions of Use governing use of the Platform Services via the Envestnet web site are posted on the Envestnet web site

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(http://www.Envestnet.com) and are incorporated by reference to this Agreement. FundQuest agrees that FundQuest and its authorized users shall abide by all terms and conditions described in the Terms and Conditions of Use. The Terms and Conditions of Use may be accessed by clicking the link labeled Legal on the web site noted above.

P.	Force Majeure. Neither party shall be held responsible for any delay or failure to perform any part of this Agreement to the extent such delay or failure results from any cause beyond its reasonable control and without the fault or negligence of the party claiming excusable delay or failure to perform, such as acts of God, acts of war or terrorism, extraordinary acts of the United States of America or any state, territory or political subdivision thereof, fires, storms, floods, epidemics, riots, work stoppages, strikes (work stoppages and/or strikes of any of the parties to this Agreement are specifically excluded from the language of this section), embargoes, government restrictions, exchange or market rulings, extreme market volumes or volatility, suspension of trading (whether declared or undeclared), adverse weather or events of nature. Upon an occurrence of an event of force majeure, Envestnet cannot insure uninterrupted or error free service or access to the Platform Services or the Envestnet Materials and there may be periods where access is delayed, limited or not available. Envestnet shall use commercially reasonable efforts to provide Platform Services to FundQuest and FQ Clients in accordance with its business continuity policy. A copy of the current business continuity policy shall be provided to FundQuest prior to the signing of this Agreement.

Q.	Other Activities. Nothing in this Agreement shall impair Envestnet’s right to acquire, license, market, distribute, develop for itself or others or have others develop for Envestnet similar technology performing the same or similar functions as the technology or Platform Services contemplated by this Agreement.

R.	Trademarks. This Agreement does not give either party ownership or other rights or interests in the other party’s trade name or trademarks which rights are hereby expressly reserved to each respective trademark owner. Any use of FundQuest or its clients’ trademarks under this Agreement shall inure to the benefit of FundQuest or its clients, respectively, and shall be in accordance with the instructions of FundQuest, its clients, and their respective branding and use policies then in effect and as FundQuest may otherwise from time to time instruct. Any such use shall be in accordance with high quality standards and shall not degrade or diminish the good reputation of FundQuest or its clients. Should FundQuest request Envestnet cease use of any such trademarks, Envestnet shall immediately do so.

S.	Joint Offering and Publicity. Subject to all the terms stated herein, the parties intend to jointly offer the FQ Platform. For the avoidance of doubt, any activities in this respect undertaken by Envestnet shall be subject to the prior approval of FundQuest. Neither this Agreement nor the performance of the Platform Services hereunder shall be considered to create a joint venture or partnership for purposes

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of state corporation law between Envestnet and FundQuest. Neither party is authorized to as an agent or signatory for the other. Unless otherwise required under Section 5(G), neither party may disclose the existence of this Agreement to any other third party without the prior written consent of the other party. Neither Envestnet nor FundQuest shall utilize the other party in any way without the other’s written consent, such as, but not limited to, use of a party’s logo or use of a party’s name in press releases. Under no circumstances shall either party employ the other’s name in such a manner as to create the impression that the relationship created or intended between them is anything other than what is described in this Agreement.

T.	Independent Contractor. Envestnet shall at all times during the term of this Agreement, be acting and performing hereunder as an independent contractor. Envestnet shall perform all services required hereunder in good faith and to the best of its abilities, relying on its experience, knowledge, judgment, and techniques.

U.	Relationship Not Exclusive. The parties acknowledge and agree that, except as expressly provided herein, either party may enter into similar arrangements with other firms and clients. For the avoidance of doubt, FundQuest shall have the right to continue its investment management and advisory services and develop such other activities independently for both new and existing FQ Clients, and without reference to this Agreement.

V.	FundQuest Investment Model Strategies. Envestnet makes the products and services of certain third party investment strategists available through its technology platform channels. If FundQuest wishes, the parties will in good faith negotiate a third-party investment models licensing agreement (“Third-Party Models Agreement”) with Envestnet (the form of which is included as Exhibit D), enabling the FundQuest investment strategies to be made available through Envestnet’s technology platform channels other than the FQ Platform (the “Third-Party Models Program”). FundQuest acknowledges that the advisory firms utilizing the Envestnet technology platform have the freedom to select whether or not to display any and/or all third-party investment models as an offering on that advisory firm’s particular platform web-site. For the avoidance of doubt, the parties agree that: (i) the Third-Party Models Program is a separate program from the Platform Services; (ii) a party’s rights, obligations and liabilities under the Third-Party Models Agreement shall be governed solely by the Third-Party Models Agreement (iii) investment advisors and their clients utilizing the Third-Party Models Program shall not be considered FQ Clients and Program Account Owners, respectively.

W.	Third Parties. This Agreement is entered into solely by and between, and may be enforced only by, FundQuest and Envestnet; and this Agreement shall not be deemed to create any rights in third parties, including, without limitation, employees, suppliers, customers or affiliates of a party, or to create obligations of a party to any such third parties.

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X.	BNPP IP Exclusive Right. As of the Effective Date of Agreement, for a [*** ] Envestnet agrees to offer BNPP IP such license on terms and conditions no less favorable than those offered to a third-party in light of volumes, business mix, industry affiliations, significant revenue differentials and the customization requirements of BNPP IP. For the avoidance of doubt, FundQuest has the right to enforce this clause on the authorization of BNPP IP. Notwithstanding the foregoing, BNPP IP acknowledges and agrees that the following will not constitute a breach of this Section 11(Y):

(i)	Envestnet currently has world-wide licensing agreements in place with third-party broker-dealer, investment advisors and/or other financial service providers (“Financial Service Providers”) for Envestnet platform technology, which allow for technology enhancements/customizations that could be utilized to service the markets of the above listed countries.

(ii)	Envestnet’s licensing agreements allow Financial Service Providers to utilize Envestnet’s standard platform technology to service client accounts for residents of the above listed countries.

Y.	Audit Rights.

(i)	Security. On a regular basis, Envestnet shall perform at its sole cost and expense industry-standard information security testing including network security penetration testing. Such testing shall be conducted by a reputable independent third-party recognized in the industry for conducting such testing. Envestnet shall provide to FundQuest a copy of the most recent security testing and the most recent third party data processing audit or review report (e.g. network and system vulnerability/penetration assessment) as conducted by Envestnet’s independent external auditors on routine basis (security reports shall be redacted only as necessary to preserve security/confidentiality). Envestnet agrees to work in good faith with FundQuest to address/remedy any areas of concern or of noncompliance identified, as mutually agreed upon by the parties, in order for FundQuest to satisfy its ongoing oversight of its relationship with Envestnet.

(ii)	Controls and Procedures. On or before Envestnet’s commencement of Platform Services, and no less than annually thereafter during the Term of this Agreement, Envestnet shall cause a third party to review its data security controls and procedures and to prepare and deliver a written report with respect thereto in the form of a Type II SAS 70 Audit Report. Envestnet shall promptly provide FundQuest with a copy of each such

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report or such portions thereof that relate to the obligations of and services performed by Envestnet under this Agreement (including, without limitation, the Platform Services).

(iii)	Upon request and at FundQuest’s expense, FundQuest shall have the right, during mutually agreed upon times, and no more than once per calendar year, to conduct an on-site audit to assess the performance of Envestnet under this Agreement. However, the scope of the audit shall not allow FundQuest access to (i) Envestnet security areas or data that are limited strictly to Envestnet’s personnel; (ii) Envestnet’s general financial position; (iii) any facets of Envestnet’s operations that are not related to Envestnet’s ability to perform its obligations under this Agreement; or (iv) areas that would require Envestnet to breach applicable law and/or regulation or compromise the confidentiality of other Envestnet customer’s data. Representatives of FundQuest performing the inspection shall protect the confidentiality of information in accordance with this Agreement, may be required to execute an enhanced, mutually agreed upon confidentiality agreement and shall abide by Envestnet’s security regulations while on Envestnet’s premises. Any information collected by FundQuest shall be immediately returned to Envestnet upon completion of the inspection or destroyed (unless such material is reasonably necessary to support the findings and/or conclusions in any report drafted to document the Additional Audit, or is required to be maintained by applicable law, or is requested by regulatory authorities with jurisdiction over). Audits performed pursuant to this Section 11 Y(iii) shall be performed in such a manner as to minimize interference and preserve to the extent practicable the normal business operations of Envestnet.

(a) For auditing any of the areas addressed in Section 11 Y(i)-(ii), beyond reviewing such areas with Envestnet personnel and agents, FundQuest shall have the right to engage an independent third-party auditor recognized in the industry and mutually acceptable to both parties, to conduct an additional audit (the “Additional Audit”) if there is a reasonable objection to the report provided. FundQuest shall bare all expenses for performing the Additional Audit, as mutually agreed upon in advance, including but not limited to the payment of the third-party auditor and the reasonable cost and expense to Envestnet for hosting and participating in the Additional Audit. Audits performed pursuant to this Section 11 Y(iii)(a) shall be performed in such a manner as to minimize interference and preserve to the extent practicable the normal business operations of Envestnet. The independent third-party auditor shall hold all information provided by Envestnet in strict confidence and utilize such information to issue an auditor report (the “Additional Audit Report”) to FundQuest and Envestnet and respond to questions concerning the conduct of the audit. Envestnet agrees to work in good faith with FundQuest to address/remedy any areas of concern or of non-compliance identified, as mutually agreed upon by the parties, in order for FundQuest to satisfy its

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ongoing oversight of its relationship with Envestnet.

(iii)	Financials. For periods in which Envestnet is a privately held company, Envestnet shall furnish upon request a copy of the annual audited consolidated financial statements of Envestnet and its subsidiaries as such statements become available.

(iv)	REGULATORY AGENCY REQUIREMENTS. Envestnet understands and acknowledges that FundQuest is subject to examination by any federal, state or local governmental or quasi-governmental officials with regulatory authority over FundQuest and its affiliates. Without relieving FundQuest’s requirement to maintain all books and records in accordance with the Securities Exchange Act of 1934, as amended, or by the Investment Advisers Act of 1940, as amended, and any other applicable regulations, Envestnet shall provide all reasonable assistance in connection with FundQuest meeting its obligations to any legal or regulatory authority (including, without limitation, any self-regulatory organizations, fund boards or securities exchanges). The requirements to provide all reasonable assistance in connection with FundQuest meeting its obligations to any legal or regulatory authority shall survive the Term of this Agreement for a period of five (5) years commencing at the end of the calendar year in which this Agreement is terminated or expires. Envestnet shall retain all relevant documentation in accordance with its established document retention policy, which is designed to comply with SEC document retention regulations. All reasonable costs and expenses, as agreed upon by the parties, incurred in connection with Envestnet’s servicing of such requests after termination or expiration of the Agreement shall be the responsibility of FundQuest.

Z.	Insurance. Envestnet will maintain in force throughout the term of this Agreement, adequate insurance coverage (provided by an “A”-rated insurer or reinsurer or equivalent or better) to reasonably cover the risks associated with the performance of this Agreement, including, without limitation, workers compensation insurance, general liability insurance, commercial crime/fidelity insurance and errors and omissions liability insurance/professional indemnity insurance. A copy of Envestnet’s current public insurance schedule has been provided to FundQuest and shall be made available upon reasonable request. Envestnet shall update FundQuest on changes to this public insurance schedule and to its insurance coverage.

AA.	Business Continuity Plan. Envestnet will, at its sole cost, develop, maintain, test and implement a business continuity plan (“BCP”) for the Platform Services that provides for the restoration and ongoing performance of the Platform Services following any disaster, force majeure event or any other discontinuation of business that disrupts such performance. Envestnet agrees to maintain the BCP throughout the Term and to implement the BCP in accordance with its terms at its cost at all times in order to minimize the effect of a disaster or other incident

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affecting the provision of the Platform Services. Envestnet will periodically test (at least every twelve months) all recovery strategies and critical systems and infrastructure as identified in the BCP. Envestnet will discuss and agree such testing with FundQuest and allow FundQuest the opportunity to participate in the testing. Envestnet will after the testing has been concluded provide FundQuest with a detailed summary of the results and with an action plan to remedy any inadequacies highlighted by the testing. Envestnet will periodically review (at least every twelve months) the BCP and discuss with FundQuest any such review so as to ensure that it meets FundQuest’s requirements from time to time.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Execution Date.

FundQuest Incorporated

By:	/s/ James L. Fox
Name:	James L. Fox
Title:	President & CEO
Address:	One Winthrop Square Boston, MA 02110
Telephone:	(617) 526-7334
Fax Number:	(617) 526-7377

Envestnet Asset Management Group, Inc.

By:	/s/ Peter D’ Arrigo
Name:	Peter D’ Arrigo
Title:	Chief Financial Officer
Address:	35 E. Wacker Drive #2400 Chicago, Illinois 60601
Telephone:	(312) 827-2800
Fax Number:	(312) 827-2801

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Exhibit A — Services

This is Exhibit A to the Platform Services Agreement (“Agreement”) between Envestnet and FundQuest dated February 8, 2010.

1. Definitions. Capitalized terms not otherwise defined in this Exhibit A shall have the meanings given to such terms in the Agreement to which this Exhibit A is a part.

2. Platform Services.

Envestnet will provide the services described below (“Platform Services”) (It being understood by the parties that functional similarity with the FQ Legacy Platform is the goal and exact replication is not achievable):

A. Proposal Generation/Asset Allocation Tools. Utilizing the Envestnet platform tools, FQ Clients & their respective IARs can allocate Program Account Owner’s assets among different available options and determine the suitability of the FQ Programs, asset allocation and investment strategies for each Program Account Owner. The proposal generation tool provided by Envestnet is solely for the use of FQ Clients in connection with FQ Clients’ service to Program Account Owners. The tool is designed to help FQ Clients select, in FQ Clients’ sole discretion, appropriate programs and products for Program Account Owners. The asset allocations presented in the on-line proposal generation tool are based on historical risk and return characteristics for stock, bond and short-term investment asset classes. They are intended for different investor profiles with different investment objectives, risk tolerance and time horizons. The parties acknowledge and agree that the asset allocations should not be considered investment advice under ERISA and are not investment advice under the United States securities laws. The tool will support all program options described in this Exhibit and this Agreement.

B. Private Labeled “Channel.” Envestnet will create for acceptance by FundQuest, one or more FundQuest “Enterprises” on the Envestnet technology platform that are configured (using brand values) to FundQuest and FQ Clients (the “EQ Platform”). FQ Clients will be identified as such on FundQuest “Enterprises”. FundQuest’s private labeled web pages are created, hosted and maintained by Envestnet.

C. Model Administration Tools. Envestnet will provide FundQuest with investment model administration tools (the “Model Administration Tools”) for the construction and administration of model investment strategies created by FundQuest or licensed to FundQuest by a FQ Model Provider.

D Program Definitions. The Envestnet system will support different Programs as described below:

(i) FundQuest Mutal Fund Wrap Programs. The Model Administration tools will

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enable FundQuest to construct asset allocation strategies composed of mutual funds and/or exchange traded funds (“ETFs”).

(ii) UMA Programs. The Model Administration Tools will also enable FundQuest to construct single asset allocation portfolios (each a “UMA”) composed of selected SMA sleeve Models, mutual funds and ETFs. Subject to the applicable FQ Model Provider fees, FundQuest will have the option to grant certain EQ Model Providers access to the Model Administration Tools to update and maintain models.

(iii) Advisor as Portfolio Manager Programs. Envestnet will provide FundQuest with its portfolio construction tools which helps an IAR to directly construct and maintain portfolios comprised of mutual funds, ETFs and individual securities chosen directly by the IAR (“Advisor as Portfolio Manager Program”). In the Advisor as Portfolio Manager Program, the IAR is solely responsible for placing, monitoring and verifying all trades and for reconciling the IAR’s activities with the records of the applicable broker-dealer.

(iv) Separately Managed Account Programs. FundQuest will have the option to add and maintain Separate Account Managers on the Envestnet platform. Subject to the applicable FQ Model Provider fees, FundQuest will have the option to grant certain Separate Account Managers (acting as FQ Model Providers) access to the Model Administration Tools to update and maintain models.

E. Program Account Owner On-line Access. Envestnet will provide the capability for on-line account look-up access to Program Account Owners. Access to such on-line access to Program Account Owners is permissioned by the JAR. FundQuest will work with Envestnet to configure the necessary features for Program Account Owners.

F. Program Account Owner Reporting. By the 20th business day following the end of the quarter for the first two Quarterly Performance Reporting (“QPR”) generations and then on the 15th business day following the end of the quarter for all subsequent QPR generations, Envestnet will make available on its web site a Quartelry Performance Report that includes a description of all activity in each Program Acount Owner’s account(s) during the previous quarter. FundQuest or FQ Client will be responsible for either mailing Program Account Owners quarterly statements or obtaining the necessary consent from each Program Account Owner wherein such Program Account Owner agrees to electronic delivery.

G. IAR Access and Reporting.

(i) On-demand Data. IARs will have access to account information via the Envestnet system. Account information will be updated according to the SLA defined in this Exhibit. Account information will include the following as of the prior business day:

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•	Household, account, and position quantities and values

•	Household and account asset allocation

•	Household and account time-weighted return

(ii) On-Demand Reports. Envestnet will make mutually agreed upon best efforts to generate the functional equivalent of a set of account and household reports that will be available to the IAR including:

•	Account Snapshot Report

•	Household Snapshot Report

•	Management reports to FQ Clients’ home office staff for the purpose of business monitoring.

(iii) Quarterly Performance Reports. IARs will have access to all household and account Quarterly Performance Reports.

H. Firm Access and Reporting. Envestnet will configure “Firm Level” users with access to all accounts within the Firm. Firm level management and compliance reports will be made available to Firm users.

I. Enterprise Access and Reporting. Envestnet will configure “Enterprise Level” users with access to all accounts and Firms within the Enterprise. Enterprise level management and compliance reports will be made available to Firm users. Envestnet will provide a monthly business activity report to FundQuest consolidating data across all FundQuest enterprises. Envestnet and FundQuest will agree to reasonable requirements and formats for this report.

J. Trade Processing. FundQuest and Envestnet will agree to a Portfolio Administration Policy which will provide Envestnet with the necessary guidance when processing trades on FQ Program accounts.

(i) FundQuest Managed Model Programs and UMA Programs.

a. Deposits. Envestnet will monitor accounts for new deposits and invest new cash per the account and program settings, including generating trade orders and ensuring their execution with respective clearing firms.

b. Withdrawals. Upon receiving a withdrawal request Envestnet will generate trade orders per the account and program settings, and ensure their execution with respective clearing firms.

c. Systematic Withdrawals. Envestnet will monitor accounts for sufficient cash for a systematic withdrawal. In the event an account may not have sufficient cash for a systematic withdrawal Envestnet will generate orders to raise the necessary cash and ensure their execution with respective clearing firms.

d. Account Model Changes. Upon receiving an account model change request Envestnet will generate trade orders per the account and program

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settings, and ensure their execution with respective clearing firms.

e. Model or Program Changes. Envestnet will implement model changes per the Portfolio Administration Policy.

(ii) Advisor as Portfolio Manager Programs. Envestnet does not provide trade implementation for the Advisor as Portfolio Program. FQ Client and/or the IAR is responsible for placing, monitoring and verifying all trades and for reconciling the IAR’s activities with the records of the applicable broker-dealer.

(iii) Separately Managed Account Programs (for SMA Models).

a. Deposits. Envestnet will monitor accounts for new deposits and invest new cash per the account and program settings, including generating trade orders and ensuring their execution with respective clearing firms.

b. Withdrawals. Upon receiving a withdrawal request Envestnet will generate trade orders per the account and program settings, and ensure their execution with respective clearing firms.

c. Systematic Withdrawals. Envestnet will monitor accounts for sufficient cash for a systematic withdrawal. In the event an account may not have sufficient cash for a systematic withdrawal Envestnet will generate orders to raise the necessary cash and ensure their execution with respective clearing firms.

d. Account Model Changes. Upon receiving an account model change request Envestnet will generate trade orders per the account and program settings, and ensure their execution with respective clearing firms.

e. Model or Program Changes. Envestnet will implement model changes per the Portfolio Administration Policy.

K. Clearing Interfaces. Envestnet will maintain all necessary clearing interfaces to support Program accounts. The parties will mutually agree on the addition of any new clearing interfaces. Envestnet will reconcile cash and positions to the clearing system on a daily basis per the SLAs defined in this Agreement.

L. Asset Pricing and Valuation. Envestnet will make best efforts using commercially available data to accurately price and value all assets held in Program accounts on a daily basis.

M. New Account Processing. Envestnet will facilitate the establishment of all new accounts on Envestnet systems as well as on various systems of record where applicable. FundQuest will work with Envestnet to define the account opening process for each firm as part of the transition process.

N. Account Billing. Envestnet will calculate Program Account fees according to the FQ Client Agreement, Program Account Owner Agreement, FQ Model Provider Agreement and/or third party sub-advisor agreement. FundQuest will process fee billing as described

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in section 5(a) of this Exhibit A.

O. Advisor Sales Support. Envestnet will support the promotion of FundQuest Programs to IARs including (a) providing periodic notice as to the availability and description of Programs (b) promotion of the FQ Programs through e-mail or other communications (c) toll-free access to trained advisor support staff (d) participating in FundQuest sales support meetings and training sessions with IARs.

P. Model Reporting. Composite and other model reports will be made available to FundQuest via the Envestnet system.

Q. Account Record Keeping. The Envestnet system will enable FundQuest to generate reports necessary for FundQuest’s satisfaction of certain of its regulatory recordkeeping requirements. FundQuest has reviewed such reports for compliance with FundQuest’s applicable regulatory recordkeeping requirements. Fundquest shall maintain all such books and records concerning the advisory services provided hereunder as may be required by the SEC or the Advisors Act or other appropriate regulatory agency and applicable rule or regulation.

R. Service Request System. Envestnet will make the Service Request System available to FundQuest, FundQuest Clients and FQ Clients’, IARs for the purpose of collaborating and executing service requests.

S. Separate Account Manager (APL) Support. Envestnet will support FQ Program accounts established on Security APL for the convenience of Separate Account Managers. FundQuest will provide Envestnet staff with access to FundQuest’s APL “directory.” Support will include but not be limited to reconciliation, asset valuation and pricing, and cost basis maintenance.

(i) FundQuest and Envestnet will migrate all Program Accounts to an Envestnet owned APL “directory” within one (1) year following the Effective Date of this Agreement.

T. FQ Client Support. Envestnet will identify a single point of contact for FQ Clients for back-office and operational support for the FQ Client’s FQ Program. This support will include the communication, tracking and resolution for internal and external enquiries and issues on a daily basis at platform and individual account level basis.

3. FundQuest Responsibilities.

A. Utilizing the Envestnet Platform Services, FundQuest will assist, or cause the applicable FQ Client to assist, Program Account Owners in allocating their assets among the different investment Models available via the Program and determine the suitability of the Program asset allocation and investment strategies for eachProgram Account Owner.

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B. FundQuest’s responsibilities will include:

(i) establishing the specific Portfolio Administration Policy (with Envestnet), as detailed in the Agreement, to implement the Models as an outsourced service.

(ii) updating the Models using the Model Administration Tools, including: adding, removing or adjusting Model target positions; managing position level drift parameters for the Models; and managing position alternates or equivalencies. FundQuest shall be responsible for ensuring that the Model is up- to-date, accurate and complete. FundQuest shall confirm that any changes made to the Model have been timely implemented and FundQuest shall immediately report any inconsistencies in the Model to Envestnet.

(iii) determining, or causing the applicable FQ Client to determine, the suitability of the Program for each Program Account Owner and for determining, or causing the applicable FQ Client to determine, whether the output of the proposal generation tools, including but not limited to model asset allocations and investment strategies, are suitable for a particularProgram Account Owner. FQ shall maintain, or cause the applicable FQ Client to maintain, documentation supporting the suitability determinations concerning the Program for each Program Account Owner and the output of the proposal generation tools, including but not limited to model asset allocations and investment strategies.

(v) delivering, or causing to be delivered, to each Program Account Owner, as required by Rule 204-3 under the Advisers Act, Schedule H of FundQuest’s (or FQ Client’s) Form ADV and/or FundQuest’s (or FQ Client’s) Form ADV Part II as applicable.

(vi) updating, or causing to be updated, the Envestnet “Platform Services” as necessary to account for changes to Program Account Owner’s financial situation, investment objectives or any other change regarding the management of the Program Account Owner’s account.

C. FundQuest agrees to recommend the Program to only those persons that FundQuest can do so consistent with its fiduciary duty and to obtain information necessary to support the determination that a particular asset allocation and investment strategy is appropriate and suitable for a particular Program Account Owner. FundQuest further agrees that Envestnet is entitled to rely on the information FundQuest obtains, or causes to be obtained, and the suitability determinations it makes, or causes to made, regarding the Program Account Owners.

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4. Communications with FQ Clients.

A. By the 20th business day following the end of the quarter for the first two Quarterly Performance Reporting generations and then on the 15th business day for all subsequent QPR generations, Envestnet will make available on its web site a Quarterly Performance Report that includes a description of all activity in each Program Account Owner’s account(s) during the previous quarter. FundQuest or FQ Client will be responsible for either mailing Program Account Owners quarterly statements or obtaining the necessary consent from each Program Account Owner wherein such Program Account Owner agrees to electronic delivery. FundQuest will be responsible for notifying Program Account Owners quarterly, or causing such Program Account Owners to be notified, that the Program Account Owner should contact FundQuest or applicable IAR if there have been any changes in the Program Account Owner’s financial situation or investment objectives, if the Program Account Owner wishes to impose reasonable restrictions on the management of the Program Account Owner’s account(s), or if the Program Account Owner wishes to reasonably modify existing restrictions, and such statement shall explain to the Program Account Owner the means by which contact with FundQuest or the applicable IAR may be made.

B. In order to ascertain the needs and circumstances of each Program Account Owner:

(i) Prior to or at the time an account of a Program Account Owner is established FundQuest shall obtain or cause to be obtained the information regarding each Program Account Owner’s financial situation and investment objectives that is necessary to determine that the Program and use of a particular Model is appropriate and suitable, and FundQuest shall give each Program Account Owner the opportunity to provide specific instructions, and to impose reasonable restrictions, with respect to the management of the account.

(iii) On a quarterly basis, FundQuest will or cause FQ Client to notify that Program Account Owner should contact FundQuest or the applicable FQ Client if there have been any changes in the Program Account Owner’s financial situation or investment objectives, if the Program Account Owner wishes to impose reasonable restrictions on the management of the FQ Client’s account(s), or if the Program Account Owner wishes to reasonably modify existing restrictions. FQ will maintain or cause FQ Client to maintain such records to demonstrate compliance with this sub-section.

(iv) On an annual basis as required by Rule 204-3 under the Advisers Act, FQ will or cause FQ Client to offer the Program Account Owner Schedule H of FundQuest’s (or FQ Client’s) Form ADV and/or FundQuest’s (or FQ Client’s) Form ADV Part II as applicable. FQ will maintain or cause FQ Client to maintain such records to demonstrate compliance with this sub-section.

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(iii) FundQuest will afford each Program Account Owner the opportunity, at any time, to impose reasonable restrictions on the management of the Program Account Owner’s account(s), including the ability to restrict the purchasing or holding for the Program Account Owner certain securities or categories of securities, subject to FundQuest’s right to refuse to manage such account or to continue to manage such account if the Program Account Owner refuses to modify or withdraw a limitation or restriction after FundQuest has determined that such limitation or restriction is unreasonable (according to guidance from the SEC) and notified the Program Account Owner that the limitation or restriction is unacceptable and given the FQ Client an opportunity to withdraw or modify the restriction.

(iv) FundQuest shall promptly update Program Account Owner accounts using the Platform Services and make appropriate changes to the management of Program Account Owner Assets for a particular Program Account Owner necessitated by any changes in such Program Account Owner’s financial situation or investment objectives of which it becomes aware, or of any changes in the instructions or reasonable restrictions requested by that Program Account Owner with respect to the management of the Program Account Owner’s account(s).

(v) For the purposes of this Section 4(B), reasonable restrictions on the management of an account of a FQ Client include, but shall not be limited to, the designation of particular securities or types of securities that should not be purchased for the account, or that should be sold if held in the account.

C. Private Label Communications: Where reasonably feasible and appropriate, Envestnet will represent the source of Envestnet communications under the name of FundQuest, the FQ Client and/or the FQ Program when communicating with the Program Account Owners and IARs. In connection with the foregoing and any other communications to take place between Envestnet and FQ Clients, Program Account Owners or IARs, the parties shall establish a communications protocol for Envestnet personnel to adhere to when communicating with such FQ Clients, Program Account Owners and IARs. Such protocol shall be subject to FundQuest’s prior approval. In their communications with FQ Clients, Program Account Owners and IARs, such personnel shall not make any representations, warranties, covenants or other promises unless expressly permitted under the FundQuest approved communications protocol or otherwise expressly agreed to by FundQuest.

5. Client Agreement; Compensation and Billing.

A. As defined by the Program Account Owner Agreement and FQ Client Agreement, Envestnet shall calculate program fees and deliver final fee calculations to FundQuest. FundQuest shall deduct from the applicable Program Account Owner’s custodial account the full amount of fees due from each Program Account Owner for the FundQuest Program (“Platform

Confidential Treatment Requested

Fees”). FundQuest shall then remit to all necessary parties all fees not owed to FundQuest as detailed in client agreement, third party agreements and Exhibit B hereto.

B. FundQuest agrees to notify Envestnet immediately if the Client Agreement is terminated or otherwise modified to change the grant of authority to Envestnet.

C. Unless otherwise agreed upon by the parties, FundQuest will not present Envestnet as providing any investment advisory services to FQ Client.

D. As reasonably requested, FundQuest will furnish Envestnet with the documents necessary to evidence that Envestnet has been granted the authority described in Section 5(a).

6. Users and Security of Envestnet Materials.

The Envestnet Materials are intended for access and use solely by FundQuest, FQ Clients and its authorized IARs and Program Account Owners where permitted. It is FundQuest’s sole responsibility to authorize, monitor and control access to and use of the Envestnet Materials by FQ Clients, IARs and Program Account Owners. FundQuest shall require a userlD and password to access and use the Envestnet Materials. As between Envestnet and FundQuest, FundQuest is solely responsible for (1) authorizing, monitoring, controlling access to and maintaining the strict confidentiality of the userlDs, passwords and codes (collectively, “IDs”) assigned to FundQuest, Program Account Owners FQ Clients or IARs (2) instructing authorized users to not allow another person to use their IDs, (3) any charges or damages that may be incurred as a result of FundQuest’s or an FQ Client’s, IAR’s or Program Account Owners’ failure to maintain the strict confidentiality of their IDs and (4) promptly informing Envestnet in writing of any need to deactivate an ID due to security concerns. Envestnet is not liable for and FundQuest shall indemnify and hold harmless Envestnet against any and all Losses and threatened Losses arising from or in connection with the theft, unauthorized use or misuse of IDs, FundQuest’s or an FQ Client’s or an IAR’s or a Program Account Owners unauthorized disclosure of IDs, or FundQuest, an FQ Client, a Program Account Owner or IAR allowing another unauthorized person or unauthorized entity to access and use the Envestnet Materials using lDs. FundQuest shall immediately notify Envestnet of any unauthorized use of IDs.

7. SERVICE LEVEL AGREEMENTS

A. Account Processing. The following “Service Processes” have been defined with corresponding “Performance Standards” and “Service Level Agreements”.

Service Process	Performance Standard	Service Level Agreement
New Account Opening	For investment advisors, new accounts will be established on the Envestnet platform within two business day after being established on the clearing system. Envestnet will	Accounts Opened within SLA / All accounts that are not NIGO opened – 99% -

Confidential Treatment Requested

inform FundQuest, FQ Clients, or IARs that a new account is NIGO within 48 hours of account opening. Upon resolution of the NIGO Envestnet will update the account within 48 hours. Broker-Dealer home office is responsible for “claiming” accounts on the Envestnet platform.

Account Maintenance Requests	Account maintenance requests will be completed within 24 hours. Envestnet will inform FundQuest, FQ Clients, or IARs that an account maintenance request is NIGO within 3 hours of the request. Upon remedy of the NIGO Envestnet will complete the request within 24 hours.	Requests processed within SLA / All requests = 95% - This SLA needs more definition.

Account Reconciliation	Envestnet will reconcile all cash and positions to the clearing system on a daily basis, contingent on the availability of custodial data.	Accounts reconciled / all accounts = 99% -

Data Integrity	Envestnet will provide accurate client information the website and related outputs. Any unreconciled accounts reported by FundQuest of any FQ Client, IAR, or Program Account Owner will be corrected with 48 hours.	Error resolved within SLA / All errors = 95%

Account Inquiry	Envestnet will respond (not necessarily resolve) to account inquiries within 24 hours.	Inquiry response within SLA / All errors = 95% -

Account Trades – New Cash or Securities	Envestnet will invest or rebalance new cash or transfers in-kind within 2 full business days of the	Accounts traded within SLA / Account traded = 99% -

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deposit or transfer of securities being visible on the Envestnet platform; as long as it meets the minimum amount threshold criteria and any applicable paperwork.

Account Trades – Withdrawals	Envestnet will generate and submit for execution trade orders to make cash available for a withdrawal by the end of the next business day if the request is received by 2pm EST.	Accounts traded within SLA / Account traded = 99% -

Account Trades – Systematic Withdrawals	Envestnet will generate and submit for execution trade orders to make cash available for a systematic withdrawal no earlier than 15 calendar days prior to the scheduled withdrawal and no later than is necessary to enable the withdrawal.	In the event Envestnet is unable to complete the required trades within this Performance Standard, Envestnet will process the trades “as of” the date the trades should have be processed. Any loss or gain resulting from these “as of” trades will be the responsibility of Envestnet. FundQuest and Envestnet agree to document a detailed trade correction policy and process prior to conversion.

Account Trades – Model or Program Changes-	Envestnet will generate and submit for execution trade orders to change model or program by the end of the next business if the request is received by 2pm EST. Trade will be placed only after all the necessary tasks have taken place, including shopping securities (SMA), journals, etc.	In the event Envestnet is unable to complete the required trades within this Performance Standard, Envestnet will process the trades “as of” the date the trades should have be processed. Any loss or gain resulting from these “as of” trades will be the responsibility of Envestnet. FundQuest and Envestnet agree to document a detailed trade correction policy and process prior to

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conversion.

Model Changes	Envestnet will process Model Changes per the Portfolio Administration Policy.

In the event Envestnet is unable to complete the required trades within this

Performance Standard, Envestnet will process the trades “as of” the date the trades should have be processed. Any loss or gain resulting from these “as of” trades will be the responsibility of Envestnet.

FundQuest and Envestnet agree to document a detailed trade correction policy and process prior to conversion.

(i) FundQuest and Envestnet agree to review the Service Level Agreements prior to conversion and revise them as necessary. On a periodic basis, at least annually, FundQuest and Envestnet agree to review the Service Level Agreements and revise them as necessary due to regulatory, commercial, industry, technical or other changes. FundQuest and Envestnet agree to define these Service Level Agreements in the spirit of processing investment activities and services in an accurate and timely manner, and consistent with services provided on the FQ Legacy Platform to the extent practicable.

(ii) Envestnet will work with FundQuest to define a Quarterly SLA report, once defined beginning in the first full calendar quarter following the conversion, Envestnet will collect and compile data for the agreed upon metrics. In the month following the end of each full calendar quarter, Envestnet shall deliver to FundQuest a report, the “Quarterly SLA Report,” that sets forth Envestnet’s actual performance against the agreed upon metrics.

(iii) In the event Envestnet’s actual performance with respect to any Service Process has not been met, a “Performance Shortfall,” Envestnet shall accompany the Quarterly SLA Report with a written corrective plan, “Performance Improvement Plan” explaining the causes of the Performance Shortfall and the remedial actions that shall be taken to improve performance. In the event the remedial actions are not effective in resolving the Performance Shortfall for two consecutive quarters following the quarter in which the initial Performance Shortfall occurred FundQuest may consider the Performance Shortfall as a material failure to fulfill Envestnet’s obligations.

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(iv) In calculating Envestnet’s conformance with the Service Level Agreements, Envestnet will be excused from meeting a Service Level Agreement in instances where: (1) any other party has caused delays by submitting information outside of the agreed-upon timeframes; (2) performance within the stated standard is rendered impossible due to a failure to perform by a third party (including account being NIGO); (3) circumstances or events arise that constitute Force Majeure; or (4) a Disaster Recovery event has occurred.

B. System Availability.

(i) The Envestnet system shall be Available not less than 99.0% of Scheduled Hours (calculated on a monthly basis):

“Scheduled Hours” means 24 hours, 7 days a week, exclusive of scheduled maintenance outages (short intervals that vary depending on number/severity of patches required). For quarterly scheduled maintenance Envestnet will notify FundQuest reasonably in advance.

“Available” means that FundQuest, FQ Client, IRA and/or Program Account Owners during Scheduled Hours are able to log-in, navigate and utilize the web-site, from initial point of access at log-in page through log-out (unless the access problem is due/attributed to malfunctions, deficiencies, problems or issues at an a non-Envestnet network problem, end user workstation, or in a system or medium not operated by and beyond the reasonable control of Envestnet).

C. System Functionality.

(i) Major function: A platform function that is necessary for a financial advisor or a home-office administrator to support the activities of proposal generation and account management. Examples include the ability to create an investment proposal, trade an advisor-directed model, or access core performance reports.

(i) Minor function: Any non-major function. Work-around: An alternate approach to operating the software that does not require a significant number of additional steps.

D. Severity Levels.

The following severity levels are used for determining patch procedures:

Severity Level 1:

A system failure where any major function of the platform in non-operational and there is no known work-around. A problem with this severity requires immediate attention and will be patched immediately as soon as a fix can be determined.

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Severity Level 2:

A system failure that results in a) a major function of the platform to no longer operate as designed but a “work-around” exists, b) a minor function of the platform to no longer operate as designed and no “work-around” exists, or c) a significant degradation in performance. A problem of this severity requires prompt attention (within two hours of discovery), and will be patched after normal business hours as soon as a fix is determined.

Severity Level 3:

A system failure that results in a) a minor function of the platform to no longer operate as designed and a “work-around” exists, b) slightly degraded performance, c) the display of incomplete results, or d) the display of inaccurate but not potentially damaging results. A problem of this severity will be corrected in the next regularly scheduled release. In some cases, a problem of this severity will be patched after normal business hours if a fix is determined that can be safely applied with no risk to any other function, and the fix is explicitly requested by a customer. An example of this would be the change to the text in an HTML document, or the correction of a data element that is specific to a particular advisor or firm.

Severity Level 4:

All other system failures; for example, platform operation inconsistent with technical documentation, misspelled words, minor navigational errors, or minor graphical or display errors.

E. Maintenance Windows.

A nightly window (5:30 p.m. - 10:00p.m.) and a quarterly scheduled maintenance window (2:00 p.m. Saturday - 8:00 a.m. Sunday).

F. Business Continuity.

Per Envestnet’s Business Continuity Plan, the Recovercy Time Objective is four (4) hours and the Recovery Point Objective is one (1) hour.

G. Daily Account Data Updates.

Account information will be refreshed by 8am EST time as of the previous business day.

8. TRANSFER SERVICES

Confidential Treatment Requested

In the event of termination or breach by Envestnet or expiration of this Agreement, the parties agree to the following:

A. Account Information.

Envestnet will deliver account data extracts per Envestnet’s standards specific format during the Transfer Period at no additional charge. Envestnet’s standards specific format is and shall remain in accordance with industry standards, and the data extracts shall be migratable to a new system that is compatable with such standards. Any changes to Envestnet’s standards specific format shall not derogate from such standards An additional charge will be incurred by FundQuest for conversion to another specific format. In the event FundQuest requires additional deliveries Envestnet will charge FundQuest commercially standard time and materials rates for the effort required to make additional deliveries.

B. Platform Configuration Data.

Envestnet will cooperate with FundQuest to provide platform configuration data as requested by FundQuest in formats defined by FundQuest. Envestnet will charge FundQuest commercially standard time and materials rates for the effort required to provide such data.

C. Contract Performance.

The parties agree to continue to perform all services and meet all requirements described in this Agreement during the Transfer Period. During the Transfer Period, Envestnet shall not be required to implement new product features or system enhancements.

Confidential Treatment Requested

Exhibit B – Pricing Terms

This is Exhibit B to the Platform Services Agreement (“Agreement”) between Envestnet and FundQuest dated February 8, 2010.

1. Definitions. Capitalized terms not otherwise defined in this Exhibit B shall have the meanings given to such terms in the Agreement to which this Exhibit B is a part.

2. Platform Fees, Rates.

A. FundQuest shall pay Envestnet on a quarterly basis until the expiration or earlier termination of the Term (whichever is the sooner) fees related to Platform Services at the following rates:

UMA/SMA – [***    ];

Mutual Fund Wrap – [***    ];

Advisor as Portfolio Manager – [***    ];

Performance Reporting – [***    ]

These Platform Fees shall be calculated and paid on the same basis that the fees for each specific account are calculated and paid (quarter end in advance, quarter end in arrears, average daily balance in advance, average daily balance in arrears).

B. FQ Model Provider fees. When a FQ Model Provider is utilized, a Model trade implementation fee of [***        ] will be assessed to the asset utilizing the model. [***

                                                                                                                                                                                                             ]

For any FQ Model Provider agreements existing as of the Effective Date, Envestnet agrees to waive any trade implementation fee to the extent that the spread between the cost that FundQuest pays for use of the Model and the distribution price charged to FQ Clients for use of the Model does not exceed [***                    ].

C. Unless otherwise agreed to by the parties, for all FundQuest clients other than existing clients FundQuest will not offer Platform Services for less than the standard Platform Services fee then currently being offered by Envestnet. Such current standard Envestnet rates are to be updated at least annually. Any increases to such standard Envestnet rates shall be reasonable and in accordance with current industry practices.

D. During the term of this Agreement, including any renewals or extensions, [***                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                     ] Envestnet shall review and align the overall relationship pricing charged by

[***]	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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Envestnet on an annual basis [***                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                            ] FundQuest acknowledges that such relationship pricing consists of many specific, individual elements and that specific Envestnet client pricing agreements are confidential.

3. FundQuest Inducement Payments

In order to induce FundQuest to hire Envestnet as its provider of Platform Services, Envestnet agrees to make certain payments to FundQuest:

A. Upfront Payment: Envestnet will pay FundQuest an amount equal to [***                    ] as payment to induce FundQuest to enter into this transaction. Such payment may be utilized, at FundQuest’s complete discretion, to facilitate the restructuring of FundQuest or for any other costs associated with this Agreement.

B. Progress Payments: Envestnet will pay FundQuest [***                    ] annually for each of the first five years of the contract. The first payment will be due on the first anniversary of the Effective Date, and all subsequent payments on the next four successive anniversary dates of the Effective Date.

C. Deferred Payment: Within 60 days after the fifth anniversary of the Effective Date, Envestnet will pay FundQuest a Deferred Payment [***                                                                                                                                                                                                                                                                                                                                                                                                     ]. Such Deferred Payment can never be a negative amount.

D. Envestnet will commit to the following financial covenants at each quarter-end through the payment of the Deferred Payment:

(i) [***                                                                 ]

(ii) [***                                                                                              ]

(iii) [***                                                                                                                  ]

If it fails to fulfill any of the covenants above Envestnet will deposit 50% of the estimated amount of the Deferred Payment in escrow for the benefit of FundQuest.

4. Outsourced assets from FQ enterprise to Envestnet

A. If an FQ Client under the FQ Enterprise terminates its relationship with FundQuest and converts its accounts to become an Envestnet client, [***                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                             ]

[***]	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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[***                                                                                                                                                                                                                                                                                                                                                                                                                      ]

B. For common clients of both FundQuest and Envestnet, Envestnet will provide an annual report aggregating cumulative asset flows between accounts with the same Social Security Number or Tax ID Number that are on any FundQuest Enterprise and any non-FundQuest Enterprise. FundQuest or its designee shall, at its reasonable discretion, review the calculation of said asset flows for accuracy and completeness. FundQuest acknowledges that Social Security Number or Tax ID Numbers on any non-FundQuest Enterprise are confidential and may not be shared, used or disclosed by Envestnet except in accordance with this Agreement. [***                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                          ]

5. Payment in event of Breach

A. In case of Breach of this Agreement by Envestnet followed by Envestnet’s failure to cure the Breach, Envestnet shall still be required to pay (at the scheduled time as set forth above) the Deferred Payment and all Progress Payments notwithstanding termination of this Agreement. Such payment obligations of Envestnet shall survive such termination. In calculating the Deferred Payment in cases of Breach, [***                                                                     ] by Envestnet up until receipt of notification of Breach from FundQuest shall be used (“Adjusted Deferred Payment”).

B. In case of Breach of this Agreement by FundQuest followed by FundQuest’s failure to satisfy the Breach, Envestnet shall have no further obligation to pay either the Deferred Payment of any remaining Progress Payments.

[***]	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested

Exhibit C – Transition Services

This is Exhibit C to the Platform Services Agreement (“Agreement”) between Envestnet and FundQuest dated February 8, 2010.

1. CONFIGURATION

A. Enterprises, Firms and Programs. Envestnet will work with FundQuest to configure the Envestnet platform (to the extent practicable) to the FundQuest platform with regard to FQ Clients’ current products, programs, features, hierarchies, and brand values; it being understood by the parties that functional similarity is the goal and exact replication is not achievable. FundQuest will make resources available as part of the transition to provide Envestnet with the necessary information regarding FQ Clients’ current configurations.

B. Delivery and Training. Envestnet will make conversion resources available to coordinate the transition of FQ Clients and their IARs to the Envestnet system. This will include, but not be limited to, on-site or on-line training, user guide documentation, and “train-the-trainer” sessions. FundQuest will make client service and project management resources available to support this transition.

2. DATA CONVERSION

A. Account Data. To the extent practicable, Envestnet will convert all account data necessary to enable FundQuest and FQ Clients to manage accounts as they are managed currently on the FundQuest platform. This includes but is not limited to all account attributes currently stored by FundQuest, account billing and reporting relationships, billing schedules, account performance history, and cost basis data; it being understood by the parties that functional similarity is the goal and exact replication is not achievable. Envestnet will test and validate conversation data after it has been loaded into Envestnet systems and provide FundQuest with exception reports for remedy. FundQuest will provide account data per Envestnet’s reasonable conversion requirements.

B. Firm and Advisor Data. Envestnet will convert all firm and advisor data necessary to enable FundQuest and FQ Clients to manage accounts as they are managed currently on the FundQuest platform. This includes but is not limited to firm attributes, firm-region-branch-advisor relationships, split advisor relationships, and advisor attributes. Envestnet will test and validate conversation data after it has been loaded into Envestnet systems and provide FundQuest with exception reports for remedy. FundQuest will provide firm and advisor data per Envestnet’s reasonable conversion requirements.

C. Workflow Data. Envestnet will work with FundQuest to convert active workflow items (to the extent practicable) from FundQuest’s workflow system at

Confidential Treatment Requested

the time of conversion. FundQuest will provide sample data for the various types of service requests that are a part of this Workflow Data to Envestnet.

D. Recordkeeping Files. The Envestnet system will enable FundQuest to generate reports necessary for FundQuest’s satisfaction of certain of its regulatory recordkeeping requirements. FundQuest has reviewed such reports for compliance with FundQuest’s applicable regulatory recordkeeping requirements. FundQuest shall maintain all such books and records concerning the advisory services provided hereunder as may be required by the SEC or the Advisors Act or other appropriate regulatory agency and applicable rule or regulation.

E. Model Portfolios and Model History. Envestnet will (to the extent practicable) convert model portfolio and model change history. FundQuest will deliver model portfolio and model change history data per Envestnet’s requirements.

F. Benchmarks and Benchmark History. Envestnet will (to the extent practicable) convert benchmark configurations and benchmark change history. FundQuest will deliver benchmark configurations and benchmark change history data per Envestnet’s requirements.

G. Proposal Data. Envestnet will (to the extent practicable) convert proposal data for the 90-day period preceding conversion into the Envestnet Proposal System. The FQ Client and/or IAR will be responsible for creating the Proposal PDF document from this ‘proposal in progress.’ FundQuest will deliver proposal data per Envestnet’s requirements.

H. Account Model and Program Change History. Envestnet will (to the extent practicable) convert account model and program change history in order to accurately calculate performance in-line with GIPS standards. FundQuest will account model and program change data per Envestnet’s requirements.

3. CLEARING INTERFACES

A. Interface Migration. FundQuest will work with Envestnet and FQ Clients to migrate Program Accounts from FundQuest interfaces to Envestnet interfaces

B. New Interfaces. Envestnet will build interfaces to clearing and custody systems for which FundQuest currently has an interface and Envestnet does not.

4. DEVELOPMENT

A. Proposal Reports. Where the Envestnet proposal system is considered to be deficient to the FundQuest proposal system, Envestnet agrees to develop the necessary enhancements to provide parity between the two systems. Notably the “Portfolio Diagnostic” (Exhibit XX) and the “Portfolio Analytics” (Exhibit XX) reports must be made available in similar form on the Envestnet System. These features will be written down as detailed specifications and built into the platform

Confidential Treatment Requested

through quarterly scheduled software releases. Timing of implementation of these features is not to be past the November 2010 software release.

B. Proposal Workflow. Envestnet must build the ability for an advisor to construct a proposal with investment selection as part of the investor profiling and proposal generation process.

C. Fee Billing. Envestnet will develop all billing capabilities currently available on the FundQuest platform.

D. Agreement to Parity. In the event the Envestnet platform does not deliver functionality currently available on the FundQuest platform, Envestnet agrees to develop such functionality as part of the Transition Services.

5. TRANSITION SERVICES COMPENSATION

A. For all transition costs associated with this Exhibit C - Transition Services and this Agreement the parties agree to the payment of fees and expenses as described in Exhibit B.